Exhibit 10.16

EXECUTION COPY
$1,500,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
among
FLUOR CORPORATION,
as Borrower,
BNP PARIBAS,
as Administrative Agent and an Issuing Lender,
CITICORP USA, INC.,
as Syndication Agent,
BANK OF AMERICA, N.A. and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Co-Documentation Agents,
and
THE LENDERS PARTY HERETO
September 7, 2006
BANC OF AMERICA SECURITIES LLC and
BNP PARIBAS SECURITIES CORP.,
as Joint Lead Arrangers
BANC OF AMERICA SECURITIES LLC,
as Sole Book Manager

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LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF OPINION OF COUNSEL FOR THE BORROWER
EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C	FORM OF CERTIFICATE OF ASSISTANT SECRETARY TO THE BORROWER
EXHIBIT D EXHIBIT E	FORM OF NOTICE OF REVOLVING BORROWING FORM OF NOTICE OF CONVERSION/CONTINUATION
EXHIBIT F	FORM OF REVOLVING NOTE
EXHIBIT G	FORM OF LENDER ADDENDUM

SCHEDULE 1.01(a)	COMMITMENTS AND APPLICABLE PERCENTAGES
SCHEDULE 1.01(b)	EXISTING LETTERS OF CREDIT
SCHEDULE 5.08	EXISTING LIENS
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AMENDED AND RESTATED CREDIT AGREEMENT
     AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of September 7, 2006 among FLUOR CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, BNP PARIBAS, as Administrative Agent and an Issuing Lender, CITICORP USA, INC., as Syndication Agent, and BANK OF AMERICA, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agents.
     WHEREAS, the Borrower is a party to the Credit Agreement, dated as of July 28, 2004 (as amended, supplemented or otherwise modified from time to time prior to the amendment and restatement provided for herein, the “Existing Credit Agreement”), among the Borrower, the banks and other financial institutions or entities parties thereto (the “Existing Lenders”), BNP Paribas, as Administrative Agent and an Issuing Lender, and certain other agents parties thereto, pursuant to which the Existing Lenders were committed to making extensions of credit to the Borrower on the terms and conditions set forth therein and issued (or participated in the issuance of) the Existing Letters of Credit (as defined below);
     WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms hereof, and the Lenders (including the Existing Lenders that are parties hereto) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth herein; and
     WHEREAS, the Existing Credit Agreement is being amended and restated on and subject to the terms and conditions set forth herein, and this Agreement is made in renewal, amendment, restatement and modification of, but not in extinguishment or novation of, the obligations under the Existing Credit Agreement;
     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Closing Date (as defined below) the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Definitions.
     The following terms, as used herein, have the following meanings:
     “Administrative Agent” means BNPP, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Account” means the account of the Administrative Agent as the Administrative Agent shall specify in writing to the Credit Parties.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to vote 50% or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.
     “Aggregate Commitments” means the Commitments of all the Lenders, which as of the Closing Date is $1,500,000,000, as such amount may be adjusted or reduced from time to time pursuant to the terms and conditions hereof.
     “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make Revolving Advances and the obligation of the Issuing Lenders to issue Letters of Credit and Bankers Acceptances have been terminated pursuant to Section 6.02 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(a) or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the following rates per annum, based upon the Rating as set forth below:

Applicable Rate for Eurodollar Rate
Revolving Advances, Bankers Acceptances and
Letters of Credit (other than Performance
Letters of Credit and Documentary Letters of
			Applicable Rate for	Credit)
			Performance Letters		Utilization
			of Credit and	Utilization	Percentage greater
Pricing	Ratings	Applicable Rate for	Documentary Letters	Percentage less	than or equal to
Level	S&P/Moody’s	Commitment Fees	of Credit	than 50.0%	50.0%
1	A/A2 or better	6.0 basis points	22.5 basis points	25.0 basis points	30.0 basis points

2	A-/A3	7.0 basis points	27.5 basis points	30.0 basis points	35.0 basis points

3	BBB+/Baa1	8.0 basis points	35.75 basis points	37.5 basis points	47.5 basis points

4	BBB/Baa2 or worse	12.0 basis points	47.5 basis points	52.5 basis points	62.5 basis points
“Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such

Ratings shall apply (with the Rating for Pricing Level 1 being the highest and the Rating for Pricing Level 4 being the lowest); (b) if there is a split in Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Rating shall apply; (c) if the Borrower has only one Rating, the Pricing Level for that Rating shall apply; and (d) if the Borrower does not have any Rating, Pricing Level 4 shall apply.
Initially, the Applicable Rate shall be determined based upon the Rating specified in the certificate delivered pursuant to Section 3.01(a)(iv). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Rating shall be effective, in the case of an upgrade or downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Application” means a letter of credit application in the standard form thereof required by the applicable Issuing Lender for the issuance of letters of credit generally.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04(c), and (c) the date of termination of the commitment of each Lender to make Revolving Advances and of the obligation of the Issuing Lenders to issue Letters of Credit and Bankers Acceptances pursuant to Section 6.02.
     “Backing Letter of Credit” has the meaning specified in Section 2.07(b).
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bankers Acceptance” means a time draft in respect of a Documentary Letter of Credit drawn on an Issuing Lender and accepted by an Issuing Lender.
     “Base Rate” means, for any day, a rate per annum equal to the higher of:
     (a) the prime commercial lending rate of interest established by BNPP in New York, New York from time to time as its prime rate; or
     (b) the sum of one-half of one-percent (1/2%) plus the Federal Funds Rate for such day.
     “Base Rate Revolving Advance” means a Revolving Advance that bears interest as provided in Section 2.05(a).

     “BNPP” means BNP Paribas and its successors.
     “Borrower” has the meaning specified in the preamble to this Agreement.
     “BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. and its successors.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the States of California, Texas or New York are authorized or required by law, regulation or executive order to close; provided, however, that when used in connection with a Eurodollar Rate Revolving Advance, the term “Business Day” does not include any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Citicorp” means Citicorp USA, Inc. and its successors.
     “Closing Date” means September 7, 2006.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
     “Co-Documentation Agents” means each of Bank of America and BTMU, in their capacities as co-documentation agents, and their respective successors in such capacities.
     “Commitment” means, at any time, for any Lender, the amount set forth opposite such Lender’s name on Schedule 1.01(a) hereto under the heading “Commitment” or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time pursuant to the terms and conditions hereof.
     “Computation Date” has the meaning specified in Section 2.12(b).
     “Consolidated Debt” means, at any date, the total Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date; provided, that Consolidated Debt of the Borrower and its Consolidated Subsidiaries shall exclude Debt of variable interest entities which is identified (as required by and referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) by separate line item in the balance sheet of the Borrower and its Consolidated Subsidiaries as non-recourse to the Borrower and its Subsidiaries.
     “Consolidated Subsidiary” means any Subsidiary or other entity the accounts of which, at any date, would be, in accordance with GAAP, consolidated with those of the Borrower in its consolidated financial statements as of such date.
     “Consolidated Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date in accordance with GAAP. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.
     “Credit Party” means each of the Administrative Agent, each Issuing Lender, each Lender and their respective successors and assigns, and “Credit Parties” means all such Persons, collectively.
     “Debt” of any Person means, at any date, without duplication, (i) all indebtedness of such Person for borrowed money which would be classified as a liability of such Person in accordance with GAAP on such Person’s balance sheets, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (except for notes relating to self insurance programs of such Person and/or its Subsidiaries which are not classified as current liabilities of such Person or any of its Subsidiaries) which would be classified as a liability of such Person in accordance with GAAP on such Person’s balance sheets, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and foreign exchange transactions, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, which obligations or any portion thereof may, in accordance with their terms, become due on or before the Maturity Date, (vi) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit, a bankers acceptance or similar instrument, (vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (viii) all Debt of others Debt Guaranteed by such Person, and (ix) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements). Notwithstanding anything to the contrary contained herein, “Debt” of the Borrower and its Consolidated Subsidiaries shall exclude Debt of variable interest entities which is identified (as required by and referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) by separate line item in the balance sheet of the Borrower and its Consolidated Subsidiaries as non-recourse to the Borrower and its Subsidiaries.
     “Debt Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Debt Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Debt Guarantee” used as a verb has a corresponding meaning.

     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Documentary Letter of Credit” has the meaning specified in Section 2.07(b).
     “Dollar Equivalent” means, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the relevant Foreign Currency by the Administrative Agent (in accordance with normal banking procedures) at the spot exchange rate therefor at about 12:00 noon (San Francisco time) on such date of determination.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “Escalating LC” means each Letter of Credit that, by its terms or the terms of the Application related thereto, provides for one or more increases in the stated amount thereof.
     “euro” means the single currency of participating member states of the European Union.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the FRB, as in effect from time to time.
     “Eurodollar Rate” means, for any Interest Rate Determination Date with respect to any Eurodollar Rate Revolving Advances for any Interest Period therefor, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate per annum obtained by dividing (i) (a) the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by BNPP for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Revolving Advance of the Administrative

Agent, in its capacity as a Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Revolving Advance” has the meaning specified in Section 2.05(b).
     “Eurodollar Rate Reserve Percentage” means, with respect to any Interest Period for any Eurodollar Rate Revolving Advance, the reserve percentage applicable on the Interest Rate Determination Date under regulations issued from time to time by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Revolving Advances is determined) having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 6.01.
     “Excess” has the meaning specified in Section 2.12(b).
     “Exchange Equivalent” means, at any time for the determination thereof, with respect to any amount (the “Original Amount”) of Dollars, the amount of any relevant Foreign Currency which would be required to buy the Original Amount of Dollars by the Administrative Agent (in accordance with normal banking procedures) at the spot exchange rate therefor at about 12:00 noon (San Francisco time) on such date of determination.
     “Existing Credit Agreement” has the meaning specified in the recitals hereto.
     “Existing Lenders” has the meaning specified in the recitals hereto.
     “Existing Letter of Credit” means each of the letters of credit described by date of issuance, amount, beneficiary and the date of expiry on Schedule 1.01(b) hereto.
     “Expiration Date” has the meaning specified in Section 2.07(b).
     “Federal Funds Rate” means, for any day (the “accrual date”), the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on the accrual date, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the accrual date is not a Business Day, the Federal Funds Rate for the accrual date shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for the accrual date shall be the average rate quoted to BNPP on the accrual date (or next preceding Business Day) on such transactions as determined by the Administrative Agent.

     “Fee Letter” means that certain letter agreement among BNPP, BNP Paribas Securities Corp. and the Borrower dated as of July 26, 2006, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
     “Financial Letter of Credit” has the meaning specified in Section 2.07(b).
     “Foreign Currency” means Pounds Sterling, euro, Japanese Yen, Australian Dollar, New Zealand Dollar, Mexican Peso, Canadian Dollar, Chilean Peso, Singapore Dollar, Chinese Yuan and/or any other currency acceptable to the applicable Issuing Lender, as the context requires.
     “Foreign Lender” has the meaning specified in Section 2.16(b).
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.04(a) as of and for the fiscal year ended December 31, 2005.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.
     “Industry Standards” has the meaning specified in Section 5.03(b).
     “Information” has the meaning specified in Section 8.10.
     “Interest Period” has the meaning specified in Section 2.05(b).
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Interest Type” refers to the distinction between Revolving Advances bearing interest at the Base Rate and Revolving Advances bearing interest at the Eurodollar Rate.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Lender” means each of BNPP, Bank of America, Citicorp and BTMU, each in its capacity as an issuer of Letters of Credit and Bankers Acceptances hereunder, and their respective successors and, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and at the request of the Borrower, any other Lender (and its successors) that agrees to be an Issuing Lender hereunder, in its capacity as issuer of one or more

Letters of Credit and Bankers Acceptances hereunder, and the term “Issuing Lenders” means all such Persons, collectively.
     “Joint Lead Arranger” means each of Banc of America Securities LLC and BNP Paribas Securities Corp., in their capacities as joint lead arrangers, and their respective successors in such capacities.
     “Joint Venture” means any joint venture, partnership or other minority-owned entity (other than a Subsidiary) in which the Borrower or any of its Subsidiaries or other Affiliates owns an interest.
     “LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit or a Bankers Acceptance.
     “LC Exposure” means at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit at such time (provided that, with respect to any Escalating LC, other than for purposes of calculating the Utilization Percentage, such available amount shall equal the maximum amount (after giving effect to all possible increases) available to be drawn under such Escalating LC) plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time plus (iii) the aggregate amount of all Bankers Acceptances at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” means each Person listed on Schedule 1.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption Agreement (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement) and their successors and assigns.
     “Lender Addendum” means an instrument, substantially in the form of Exhibit G attached hereto, by which a Lender that is not an Existing Lender becomes a party to this Agreement as of the Closing Date.
     “Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof or of the applicable Lender Addendum as its Lending Office), or such office as may be set forth as a Lending Office of a Lender in any Assignment and Assumption Agreement accepted by the Administrative Agent pursuant to Section 8.06(b), or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.
     “Letter of Credit” means (a) a letter of credit denominated in Dollars or in a Foreign Currency issued pursuant to this Agreement, which letter of credit is in a form reasonably acceptable to the applicable Issuing Lender, and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time, in each case in accordance with this Agreement. A Letter of Credit may be a commercial letter of credit or a standby letter of credit (including those referred to in Section 2.07(b)).

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Loan Documents” means this Agreement, each Application, each Letter of Credit, each Bankers Acceptance, each Revolving Note, the Fee Letter, any security or collateral documents to be delivered thereunder and any other documents or certificates to be delivered thereunder or in connection therewith and all amendments thereto and substitutions and replacements therefor and modifications thereof.
     “Material Adverse Change” means any material and adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Consolidated Subsidiaries (taken as a whole) since December 31, 2005 which could reasonably be expected to materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents at any time up to and including the Maturity Date.
     “Material Plan” has the meaning specified in Section 6.01(i).
     “Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC.
     “Maturity Date” means that date which is five years after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Rate” has the meaning specified in Section 8.18.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit E attached hereto.
     “Notice of Revolving Borrowing” means a notice substantially in the form of Exhibit D attached hereto.
     “Obligations” means the collective reference to all obligations and liabilities of the Borrower to the Credit Parties (including, without limitation, the reimbursement obligations payable hereunder and all other obligations and liabilities of the Borrower in respect of any Letter of Credit, any Bankers Acceptance and any Revolving Advance and interest thereon as provided for herein, and interest accruing at the then applicable rate provided in this Agreement after the maturity of such obligations and liabilities and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Joint Lead Arrangers, the Sole Book Manager, the Issuing Lenders or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).
     “Patriot Act” has the meaning specified in Section 8.20.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Performance Letter of Credit” has the meaning specified in Section 2.07(b).
     “Permitted Investments” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing no more than one year after such date or overnight bank deposits, in each case issued, accepted by or of any Lender, or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has its assets invested primarily and continuously in the types of investments referred to in clauses (i) and (iv) above, and (b) has net assets of not less than $500,000,000.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     “Rating” has the meaning specified in the definition of “Applicable Rate.”

     “Regulation U” means Regulation U of the FRB, as in effect from time to time.
     “Related Entity” has the meaning specified in Section 2.07(b).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Revolving Advances and the obligation of the Issuing Lenders to issue Letters of Credit and Bankers Acceptances hereunder have been terminated pursuant to Section 6.02, Lenders holding in the aggregate more than 50% of the aggregate outstanding amount of all Revolving Advances and all LC Exposure (with the aggregate amount of each Lender’s risk participation in LC Exposure being deemed “held” by such Lender for purposes of this definition).
     “Revolving Advance” has the meaning specified in Section 2.01(a).
     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Interest Type and, in the case of Eurodollar Rate Revolving Advances, having the same Interest Period, made by the Lenders pursuant to Section 2.01.
     “Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Advances made by such Lender, substantially in the form of Exhibit F attached hereto.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Sole Book Manager” means Banc of America Securities LLC, in its capacity as sole book manager, and its successors in such capacity.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Syndication Agent” means Citicorp USA, Inc., in its capacity as syndication agent, and its successors in such capacity.
     “Taxes” has the meaning specified in Section 2.16(a).

     “UCC” means the Uniform Commercial Code as in effect from time to time under the laws of the State of New York.
     “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
     “Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time, minus (b) the sum of (i) the aggregate principal amount of all Revolving Advances of such Lender outstanding at such time, plus (ii) such Lender’s LC Exposure outstanding at such time.
     “Utilization” means, on any date, the sum of (i) the aggregate principal amount of all Revolving Advances outstanding at such time, plus (ii) the total LC Exposure outstanding at such time.
     “Utilization Percentage” means, on any date, the quotient of (i) the Utilization on such date, divided by (ii) the Aggregate Commitments on such date.
          SECTION 1.02. Other Definitional Provisions.
               (a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate, opinion or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.
               (b) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.
               (c) The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, schedule and exhibit references contained herein shall refer to Sections hereof or schedules or exhibits hereto unless otherwise expressly provided herein.
               (d) The word “or” shall not be exclusive; “may not” is prohibitive and not permissive.
               (e) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.
               (f) Unless specifically provided in a Loan Document to the contrary, references to time shall refer to San Francisco time.

ARTICLE II
REVOLVING ADVANCES AND LETTERS OF CREDIT
          SECTION 2.01. Revolving Advances.
               (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make advances in Dollars (each a “Revolving Advance”) to the Borrower from time to time on any Business Day during the Availability Period, in an amount for each such Revolving Advance not to exceed such Lender’s Unused Commitment on such Business Day; provided that at no time shall the aggregate outstanding principal amount of the Revolving Advances of all of the Lenders plus the aggregate LC Exposure (or the Dollar Equivalent thereof (calculated as of the date of the requested Revolving Advance and any other applicable date of determination)) of all of the Lenders exceed the Aggregate Commitments.
               (b) Each Revolving Borrowing shall be in an aggregate amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Advances made by the Lenders ratably according to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.04 and reborrow under this Section 2.01.
          SECTION 2.02. Making the Revolving Advances.
               (a) Each Revolving Advance. Each Revolving Borrowing shall be made in Dollars on notice received by the Administrative Agent from the Borrower (pursuant to a Notice of Revolving Borrowing) not later than 10:00 a.m. (San Francisco time): (i) on the Business Day prior to the date of such Revolving Borrowing if such Revolving Borrowing consists of Base Rate Revolving Advances, and (ii) on the third Business Day prior to the date of such Revolving Borrowing if such Revolving Borrowing consists of Eurodollar Rate Revolving Advances. Each such Notice of Revolving Borrowing shall be irrevocable upon receipt by the Administrative Agent.
               (b) Revolving Advances by Lenders. If the Administrative Agent receives a Notice of Revolving Borrowing, the Administrative Agent shall promptly (and in any event not later than 1:00 p.m. (San Francisco time) on the Business Day prior to the date of such Revolving Borrowing or, if such Revolving Borrowing consists of Eurodollar Rate Revolving Advances, the third Business Day prior to the date of such Revolving Borrowing) give each Lender notice of such Notice of Revolving Borrowing. Each Lender shall, before 11:30 a.m. (San Francisco time) on the date of such Revolving Borrowing in the case of any Revolving Borrowing to be made on such date, make available for the account of its Lending Office to the Administrative Agent such Lender’s ratable portion of such Revolving Borrowing by depositing immediately available funds in Dollars in the Administrative Agent’s Account. Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Revolving Borrowing hereunder that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such ratable portion available to the Administrative Agent on the date of such Revolving Borrowing in accordance with the terms hereof and the Administrative Agent may, in reliance upon such assumption, but shall not be required to, make available to or for the account of the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent and the Administrative Agent makes such ratable portion available to the Borrower, such Lender and the Borrower, without prejudice to any rights or remedies that the Borrower may have against such Lender, severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to or for the account of the Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of the Borrower, the interest rate applicable at the time to the Revolving Advances comprising such Revolving Borrowing, and (B) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall pay to the Administrative Agent such amount, such amount so paid shall constitute such Lender’s Revolving Advance as part of the relevant Revolving Borrowing for purposes of this Agreement and, to the extent that the Borrower previously paid such amount to the Administrative Agent, the Administrative Agent will refund to the Borrower such amount so paid, but without interest.
               (c) Disbursement of Revolving Advances. Upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make funds for any Revolving Borrowing available to the Borrower by crediting such amount to the account designated by the Borrower in the applicable Notice of Revolving Borrowing, subject to the Administrative Agent’s receipt of funds from the Lenders, and provided that the Administrative Agent shall first make a portion of such funds equal to any outstanding LC Disbursement under any Letter of Credit or any Bankers Acceptance, and any interest accrued and unpaid thereon to and as of such date, available to the applicable Issuing Lender for reimbursement of such LC Disbursement and payment of such interest.
          SECTION 2.03. Repayment of Revolving Advances. The Borrower shall repay to each Lender (in accordance with the provisions of Section 2.14(a)) on the Maturity Date the aggregate principal amount of all Revolving Advances owing to such Lender outstanding on the Maturity Date.
          SECTION 2.04. Optional Prepayments of Revolving Advances; Voluntary Termination or Reduction of Commitments.
               (a) Optional Prepayments. The Borrower may, upon prior notice to the Administrative Agent (which shall be given not later than 10:00 a.m. (San Francisco time) on the day of prepayment in the case of prepayment of Base Rate Revolving Advances and three Business Days in advance in the case of prepayment of Eurodollar Rate Revolving Advances) stating the proposed date and aggregate principal amount of the prepayment and the Interest Type of Revolving Advances to be prepaid (and if such notice is given the Borrower shall), prepay in whole or in part, without premium or penalty, the outstanding principal of Revolving Advances of such Interest Type, together with, in the case of any prepayment of Eurodollar Rate Revolving Advances, interest thereon to the date of such prepayment on the principal amounts prepaid (plus, in the case of prepayment of Eurodollar Rate Revolving Advances prior to the end of the applicable Interest Period, any additional amount for which the Borrower shall be obligated pursuant to Section 8.03(d)); provided, however, that each partial prepayment of Revolving Advances shall be in an aggregate principal amount of not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof.

               (b) Application of Prepayments. Prepayments of the Revolving Advances made pursuant to this Section 2.04 shall be first applied to prepay LC Disbursements then outstanding until such LC Disbursements are paid in full, and second applied to prepay Revolving Advances then outstanding comprising part of the same Revolving Borrowings until such Revolving Advances are paid in full. The amount remaining (if any) after the prepayment in full of the Revolving Advances then outstanding shall be applied as set forth in Section 2.14(d).
               (c) Voluntary Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, irrevocably terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (San Francisco time) five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the sum of the aggregate LC Exposure (or the Dollar Equivalent thereof) plus the aggregate outstanding principal amount of the Revolving Advances of all of the Lenders would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued in respect of the Aggregate Commitments until the effective date of any termination or reduction of the Aggregate Commitments shall be paid on the effective date of such termination or reduction, as applicable.
          SECTION 2.05. Interest on Revolving Advances. The Borrower shall pay interest on the unpaid principal amount of each Revolving Advance from the date of such Revolving Advance until such principal is paid in full at the applicable rate set forth below.
               (a) Interest on Base Rate Revolving Advances. Except as otherwise provided in this Agreement, the Borrower shall pay interest on the unpaid principal amount of each Base Rate Revolving Advance, from the date of such Base Rate Revolving Advance until such principal amount is paid in full, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Maturity Date, at a fluctuating interest rate per annum equal, subject to Section 2.05(d), to the Base Rate in effect from time to time.
               (b) Interest Periods for Eurodollar Rate Revolving Advances. The Borrower may, pursuant to Section 2.05(c), elect to have the interest on the principal amount of all or any portion of any Revolving Advances made or to be made to the Borrower under Section 2.01, in each case ratably according to the respective outstanding principal amounts of Revolving Advances owing to each Lender (each such principal amount owing to a Lender as to which such election has been made being a “Eurodollar Rate Revolving Advance” owing to such Lender), determined and payable for a specified period (an “Interest Period” for such Eurodollar Rate Revolving Advance) in accordance with Section 2.05(c), provided, however, that the Borrower may not (i) make any such election with respect to any LC Disbursements, or (ii) have more than ten Eurodollar Rate Revolving Advances owing to any Lender outstanding at any one time. Each Interest Period shall be one, two, three, six or (if available to all Lenders) nine or twelve months, at the Borrower’s election pursuant to Section 2.05(c); provided, however, that:

               (i) the first day of an Interest Period for any Eurodollar Rate Revolving Advance shall be either the last day of any then current Interest Period for such Revolving Advance or, if there shall be no then current Interest Period for such Revolving Advance, any Business Day;
               (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following month, the last day of such Interest Period shall occur on the next preceding Business Day;
               (iii) whenever the first day of any Interest Period occurs on a day of the month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months of such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and
               (iv) no Interest Period shall extend beyond the Maturity Date.
               (c) Interest on Eurodollar Rate Revolving Advances. The Borrower may from time to time, on the condition that no Default or Event of Default has occurred and is continuing, and subject to the provisions of Sections 2.05(b) and 2.05(e), elect to pay interest on all or any portion of any Revolving Advances during any Interest Period therefor at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period for such Revolving Advances plus the Applicable Rate in effect from time to time, by notice, specifying the amount of the Revolving Advances as to which such election is made (which amount shall aggregate at least $3,000,000 or any multiple of $1,000,000 in excess thereof) and the first day and duration of such Interest Period, received by the Administrative Agent before 10:00 a.m. (San Francisco time) three Business Days prior to the first day of such Interest Period. If the Borrower has made such election for Eurodollar Rate Revolving Advances for any Interest Period, the Borrower shall pay interest on the unpaid principal amount of such Eurodollar Rate Revolving Advances during such Interest Period, payable in arrears on the last day of such Interest Period and, in the case of any Interest Period which is longer than three months, on each three-month anniversary of the first day of such Interest Period, in each case at a rate equal, subject to Section 2.05(d), to the sum of the Eurodollar Rate for such Interest Period for such Eurodollar Rate Revolving Advances plus the Applicable Rate in effect from time to time during such Interest Period. On the last day of each Interest Period for any Eurodollar Rate Revolving Advance, the unpaid principal balance thereof shall automatically become and bear interest as a Base Rate Revolving Advance, except to the extent that the Borrower has elected to pay interest on all or any portion of such amount for a new Interest Period commencing on such day in accordance with this Section 2.05(c). Each notice by the Borrower under this Section 2.05(c) shall be irrevocable upon receipt by the Administrative Agent.
               (d) Default Interest. Upon the occurrence and during the continuance of an Event of Default, (i) interest shall accrue, after as well as before judgment, on any Revolving Advance then outstanding at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to such Revolving Advance (which, for the avoidance of doubt, shall include the Applicable Rate); provided that, in the case of any Eurodollar Rate

Revolving Advance, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Revolving Advance shall thereupon become a Base Rate Revolving Advance and shall thereafter bear interest, after as well as before judgment, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Revolving Advances, (ii) letter of credit fees payable under Section 2.19(b) shall accrue, after as well as before judgment, at a rate which is 2% per annum in excess of the rate otherwise payable under this Agreement, and (iii) interest shall accrue, to the fullest extent permitted by law, after as well as before judgment, and except as otherwise provided in Section 2.11 or clause (i) above, on any overdue principal, interest or other amounts payable hereunder at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to Base Rate Revolving Advances. Such interest and other amounts shall be payable upon demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.05(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Lender or any other Credit Party.
               (e) Suspension of Eurodollar Rate Revolving Advances.
               (i) Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder to make Eurodollar Rate Revolving Advances or to continue to fund or maintain Eurodollar Rate Revolving Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Revolving Advance will automatically, upon such demand, convert into a Base Rate Revolving Advance, and (ii) the obligation of the Lenders to make, or to convert Revolving Advances into, Eurodollar Rate Revolving Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.
               (ii) Other Circumstances. If, with respect to any Eurodollar Rate Revolving Advances, (A) the Administrative Agent shall determine in good faith (which determination shall be conclusive) that the Eurodollar Rate cannot be determined in accordance with the definition thereof, or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Revolving Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Revolving Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Revolving Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Revolving Advance and (ii) the obligation of the Lenders to make, or to convert Revolving Advances into, Eurodollar Rate Revolving Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
               (f) Suspension on Event of Default. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Revolving Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base

Rate Revolving Advance and (ii) the obligation of the Lenders to make, or to convert Revolving Advances into, Eurodollar Rate Revolving Advances shall be suspended.
          SECTION 2.06. Conversion and Continuation of Revolving Advances.
               (a) Optional. So long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option: (i) to convert at any time all or any part of any Revolving Advance equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount from one Interest Type comprising the same Revolving Borrowing into Revolving Advances of the other Interest Type; provided, a Eurodollar Rate Revolving Advance may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Revolving Advance unless the Borrower shall pay all amounts due under Section 8.03(d) in connection with any such conversion; or (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Revolving Advance, to continue all or any portion of such Revolving Advance equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Revolving Advance. The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 10:00 a.m. (San Francisco time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Revolving Advance) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Revolving Advance). Except as otherwise provided herein, a Notice of Conversion/Continuation for conversion to, or continuation of, any Eurodollar Rate Revolving Advances shall be irrevocable and binding on the Borrower and shall be subject to Section 8.03(d). Each conversion of Revolving Advances comprising part of the same Revolving Borrowing shall be made ratably among the Lenders in accordance with their applicable Commitments.
               (b) Mandatory. On the date on which the aggregate unpaid principal amount of Eurodollar Rate Revolving Advances comprising any Revolving Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $3,000,000, such Revolving Advances shall automatically convert into Base Rate Revolving Advances.
          SECTION 2.07. Issuance of Letters of Credit and Creation of Bankers Acceptances
               (a) Letter of Credit Request. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and the Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 2.08 hereof, agrees to issue Letters of Credit for the account of the Borrower or for the account of the Borrower on behalf of, or in support of obligations of, any of the Borrower’s Subsidiaries or, in the case of Letters of Credit other than Financial Letters of Credit, for the account of the Borrower on behalf of, or in support of obligations of, any Joint Venture or any other Affiliate of the Borrower, at any time and from time to time during the period from the Closing Date through the date that is seven Business Days prior to the Maturity Date. To request the issuance of a Letter of Credit, the Borrower shall deliver to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, and, in any event, not less than five Business Days prior to such requested date of issuance) a notice requesting the issuance of such Letter of Credit and specifying the date of issuance (which shall be a Business Day), the address of the beneficiary thereof, the amount and currency of such Letter of Credit, the type of such Letter of Credit (Performance Letter of Credit, Backing Letter of Credit, Financial Letter of Credit or Documentary Letter of Credit) and such other information as shall be necessary to prepare such Letter of Credit (and the Administrative Agent shall promptly provide notice to each Lender of each issuance of a Letter of Credit hereunder). To request the amendment of a Letter of Credit, the Borrower shall deliver to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of amendment, and, in any event, not less than three Business Days prior to such requested date of amendment) a notice requesting the amendment of such Letter of Credit and specifying such other information as shall be necessary to prepare such amendment (and the Administrative Agent shall promptly provide notice to each Lender of each amendment of a Letter of Credit hereunder). Notwithstanding anything to the contrary contained herein, no Issuing Lender shall issue or amend any Letter of Credit or create any Bankers Acceptance if, after giving effect to such issuance, amendment or creation, the aggregate LC Exposure (or the Dollar Equivalent thereof) plus the aggregate outstanding principal amount of the Revolving Advances of all of the Lenders shall exceed the Aggregate Commitments. The applicable Issuing Lender shall obtain confirmation of the immediately preceding sentence in writing from the Administrative Agent prior to issuing or amending any Letter of Credit or creating any Bankers Acceptance hereunder. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. The Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each Lender’s participation obligations in connection therewith, shall be governed by the terms of this Agreement.
               (b) Terms of Letters of Credit and Bankers Acceptance. Each Letter of Credit and each Bankers Acceptance shall expire on an expiry date (such date being the “Expiration Date”) not later than the seventh Business Day prior to the Maturity Date. In the event that the applicable Issuing Lender’s office is closed on the applicable Expiration Date, such date shall be extended to the next Business Day on which such office is open. Letters of Credit shall be issued hereunder as follows: (a) to support the Borrower’s, its Subsidiaries’, its Affiliates’ and Joint Ventures’ (such Subsidiaries, Affiliates and Joint Ventures, collectively, the “Related Entities” and each, a “Related Entity”) performance under specific project engineering, procurement, construction and maintenance contracts (each, a “Performance Letter of Credit”), (b) to back bank guarantees issued by other banks to support such performance (each, a “Backing Letter of Credit”) so long as the applicable Issuing Lender, in its sole discretion, determines: (i) that such issuance is lawful and such Backing Letters of Credit qualify as independent undertakings for regulatory purposes, and (ii) that such issuance does not violate any terms or provisions of this Agreement, (c) financial standby Letters of Credit (each, a “Financial Letter of Credit”), and (d) as commercial Letters of Credit (each, a “Documentary Letter of Credit”); provided that all standby Letters of Credit must qualify as performance-based or financial guarantee-type letters of credits under applicable rules and regulations. Each Letter of Credit and each Bankers Acceptance shall be denominated in Dollars or in a Foreign Currency. The face amount of any Letter of Credit or Bankers Acceptance shall not be less than $100,000 (or the Exchange Equivalent thereof determined as of the date of issuance) or such lesser amount as is acceptable to the applicable Issuing Lender. At no time shall the aggregate outstanding principal amount of the Revolving Advances of all of the Lenders plus the aggregate LC Exposure (or the Dollar Equivalent thereof) of all of the Lenders exceed the Aggregate Commitments. The applicable Issuing Lender shall not be under any obligation to issue or amend any Letter of Credit or create any Bankers Acceptance if (i) the issuance or amendment of such Letter of Credit or creation of any Bankers Acceptance would violate one or more policies of the applicable Issuing Lender or (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing or amending such Letter of Credit or creating such Bankers Acceptance, or any law applicable to such Issuing Lender or any request or directive from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the creation of bankers acceptances generally or such Letter of Credit or Bankers Acceptance in particular. In the event of any inconsistency between the terms and conditions of any Application delivered by the Borrower pursuant to Section 3.02 and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. The applicable Issuing Lender will promptly deliver to the Administrative Agent a true and complete copy of each Letter of Credit issued by it hereunder and each Bankers Acceptance created by it hereunder and each amendment thereto.
               (c) Letters of Credit Issued on behalf of Related Entities. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of the Borrower on behalf of a Related Entity, the Borrower shall be unconditionally obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit or any Bankers Acceptance relating thereto. The Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the applicable Issuing Lender may reasonably request in order to effect fully the purposes of this Section 2.07(c).
               (d) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          SECTION 2.08. Participations in Letters of Credit and Bankers Acceptances.
               On the Closing Date with respect to each Existing Letter of Credit and upon the issuance of any other Letter of Credit or the creation of any Bankers Acceptance (or upon a Person becoming a Lender hereunder), in each case without any further action on the part of the Issuing Lenders or the Lenders, the applicable Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Lender, a participation in such Letter of Credit or Bankers Acceptance equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit or Bankers Acceptance, as applicable. In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the applicable Issuing Lender and not reimbursed for any reason by the Borrower on the date due as provided in Section 2.09 hereof, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations and make payments pursuant to this paragraph in respect of each Letter of Credit and each Bankers Acceptance is absolute and unconditional and shall not be affected by any circumstance whatsoever (other than the issuance of any Letter of Credit or Bankers Acceptance in excess of the amounts described in Section 2.07(a) as of the date of issuance and other than amendments to any Letter of Credit in violation of Section 8.05 to provide for an Expiration Date subsequent to the Maturity Date), including the occurrence and continuance of a Default or such participation or payment exceeding such Lender’s Commitments or the Aggregate Commitments by reason of currency fluctuations, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          SECTION 2.09. Reimbursement in Respect of Letters of Credit and Bankers Acceptances.
               (a) Reimbursement Obligations. If any Issuing Lender shall make any LC Disbursement, such Issuing Lender shall notify the Borrower of such LC Disbursement, and the Borrower shall reimburse such Issuing Lender in an amount equal to such LC Disbursement by paying such Issuing Lender in Dollars an amount equal to such LC Disbursement (or the Dollar Equivalent thereof, as applicable): (i) not later than 12:00 noon (San Francisco time) on the date that such LC Disbursement is made by such Issuing Lender or (ii), if the Borrower shall have received notice of such LC Disbursement later than 12:00 noon (San Francisco time) on any Business Day or on a day that is not a Business Day, not later than 12:00 noon (San Francisco time) on the immediately following Business Day. If the Borrower fails to make such payment under this paragraph at the time specified in the preceding sentence, the applicable Issuing Lender shall notify each Lender and the Administrative Agent of the applicable LC Disbursement, the payment in Dollars then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. The amounts set forth in such notice shall be conclusive absent manifest error. Upon the receipt of such notice, (x) the Borrower shall be deemed to have submitted, as of the date that such LC Disbursement is made, a Notice of Revolving Borrowing (and shall be deemed to have made certifications, representations and warranties set forth therein) for a Revolving Advance consisting of a Base Rate Revolving Advance in the amount of such LC Disbursement (or the Dollar Equivalent thereof, as applicable), (y) if all terms and conditions set forth herein for making a Revolving Advance (other than the receipt of a Notice of Revolving Borrowing) shall have been satisfied, such Revolving Advance shall be made as provided in Sections 2.01 and 2.02 except that the amount of such Revolving Advance shall be disbursed to the applicable Issuing Lender and (z) such Revolving Advance shall be subject to and governed by the terms and conditions hereof. In the event a Revolving Advance is not made as provided in the immediately preceding sentence for any reason (including as a result of any failure to fulfill the applicable conditions set forth in Section 2.02 or Article III) or any Revolving Advance made pursuant to the immediately preceding sentence is insufficient to reimburse the applicable Issuing Lender for such LC Disbursement in full, each Lender shall forthwith pay to the applicable Issuing Lender in Dollars its Applicable Percentage of the unreimbursed LC Disbursement. If any amount required to be paid by any Lender in respect of an unreimbursed LC Disbursement pursuant to this Section 2.09 is not made available to the applicable Issuing Lender by such Lender on the date such payment is due (the “due date”), the applicable Issuing Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from the due date at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Promptly following receipt by the applicable Issuing Lender of any payment from the Borrower pursuant to this Section 2.09, to the extent that Lenders have made payments pursuant to this Section 2.09 to reimburse such Issuing Lender, then such Issuing Lender shall distribute such payment received from the Borrower to such Lenders as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. Each Lender acknowledges and agrees that its obligations under this Section 2.09 shall survive the payment by the Borrower of all LC Disbursements and any termination of this Agreement. Without limiting the foregoing, in the event that any reimbursement of an LC Disbursement by the Borrower to any Issuing Lender is required to be repaid to the Borrower (pursuant to a proceeding in bankruptcy or otherwise), then the applicable Issuing Lender shall continue to be entitled to recover from each Lender, on demand, the portion of such repaid amount as shall be determined in accordance with this Section 2.09.
               (b) Obligations Absolute. Subject to the provisions of this Agreement, the Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(a) shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Bankers Acceptance or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit or in respect of any Bankers Acceptance proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under any Letter of Credit or Bankers Acceptance against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or Bankers Acceptance, (iv) the existence of any claim, setoff, defense or other right that the Borrower or any Subsidiary or Affiliate thereof may at any time have against any beneficiary of any Letter of Credit, any Bankers Acceptance, any Credit Party or any other Person, whether under this Agreement or any other related or unrelated agreement or transaction, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Lenders, the Issuing Lenders and the Administrative Agent shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or the creation of any Bankers Acceptance or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any Bankers Acceptance (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each determination relating to the foregoing. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit or any Bankers Acceptance, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit or Bankers Acceptance.

          SECTION 2.10. Disbursement Procedures for Letters of Credit and Bankers Acceptances; Reporting.
               (a) Disbursement Procedures for Letters of Credit and Bankers Acceptances. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit or Bankers Acceptance. The applicable Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender or the obligations of the Lenders with respect to any such LC Disbursement.
               (b) Reporting. Each Issuing Lender shall, no later than the tenth Business Day following the last day of each month, provide to the Administrative Agent (and the Administrative Agent shall forward to the Lenders) schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, applicable currency, amount in such currency and Expiration Date for each Letter of Credit issued and each Bankers Acceptance created by such Issuing Lender hereunder and outstanding at any time during such month.
          SECTION 2.11. Interest on LC Disbursements and Reimbursement of Other Amounts.
     In the event the Borrower fails to reimburse any applicable Issuing Lender in full for any LC Disbursement by the time prescribed in Section 2.09(a) and a Revolving Advance is not made as provided in Section 2.09(a) or any Revolving Advance made pursuant to Section 2.09(a) is insufficient to reimburse the applicable Issuing Lender for such LC Disbursement in full, (i) the unpaid or unreimbursed amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, after as well as before judgment, at a rate per annum equal to the Base Rate plus 2.0%, and (ii) the Borrower shall also reimburse the applicable Issuing Lender upon demand for any losses incurred by such Issuing Lender in connection with changes in the foreign exchange rates as a result of the Borrower’s failure to reimburse such LC Disbursement by the time prescribed in Section 2.09(a). Interest accrued pursuant to this Section 2.11 shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(a) to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.
          SECTION 2.12. Cash Collateralization.
               (a) Deposit of Collateral Upon an Event of Default. If any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Dollar Equivalent of the aggregate LC Exposure as of such date plus any accrued and unpaid fees thereon; provided that (i) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (g) or (h) of Section 6.01 and (ii) the Borrower shall be obligated, from time to time and upon demand by the Administrative Agent, to deposit additional amounts into said account in cash in Dollars as necessary to maintain an amount on deposit equal to the Dollar Equivalent of the total aggregate LC Exposure plus any accrued and unpaid fees thereon (as determined at any time).
               (b) Deposit of Collateral for Foreign Exchange Differential. In addition to the foregoing, if on any Computation Date (as defined below): the outstanding principal amount of Revolving Advances plus the Dollar Equivalent of aggregate LC Exposure exceeds the Aggregate Commitments (any such excess amount, the “Excess”) by, in any case, $10,000,000 or more, the Administrative Agent shall provide notice thereof to the Borrower and demand the deposit of cash collateral pursuant to this paragraph. On the Business Day on which the Borrower receives such notice, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Lenders, an amount in cash in Dollars equal to the full amount of such Excess; provided that the Borrower shall be obligated, from time to time and upon demand by the Administrative Agent, to deposit additional amounts into said account in cash in Dollars as necessary to maintain an amount on deposit equal to the Excess (as determined at any time). The Administrative Agent shall produce copies of any calculations or reports relating to the foregoing upon written request from the Borrower or any Lender. The Administrative Agent may, and at the instruction of the Required Lenders shall, undertake such calculations at any time; provided that in any event the Administrative Agent shall undertake such calculations at least once per calendar quarter, and the Administrative Agent shall not be required to undertake such calculations more frequently than once per calendar month without its consent. Each day upon or as of which the Administrative Agent undertakes the calculations described above in this Section 2.12(b) is referred to herein as a “Computation Date”.
               (c) Cash Collateral Accounts. Each deposit under Section 2.12(a) and 2.12(b) shall be held by the Administrative Agent (subject to Section 7.09) as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. If required by the Administrative Agent, the Borrower shall enter into any pledge or security agreement and UCC financing statement with respect to such cash collateral in favor of the Administrative Agent as the Administrative Agent shall require. Such deposits shall be invested in Permitted Investments selected by the Administrative Agent in its sole discretion. All losses and expenses incurred as a result of such activities shall be for the account of the Borrower. Interest or profits, if any, on such investments shall accumulate in such accounts. Moneys in such accounts may be applied by the Administrative Agent (at its sole discretion) (i) to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed; and (ii) to the extent not so applied, may be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or any other Obligations or to cover any losses in respect of any Excess. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and all Defaults are subsequently cured or waived and no Excess is then in existence, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after request therefor by the Borrower. If the Borrower is required to provide an amount of cash collateral hereunder as a result of any Excess, and the Administrative Agent shall subsequently determine that the amount of such Excess is equal to or less than the amount on deposit in respect of the existence of such Excess, provided there is no Default then in existence, such excess amount of cash, if greater than $1,000,000 (to the extent not applied as aforesaid), shall be returned to the Borrower within three Business Days after request therefor by the Borrower.
               (d) Custody of Cash Collateral. Beyond the exercise of reasonable care in the custody thereof and investment of cash collateral deposits pursuant to the terms hereof, the Administrative Agent shall have no duty as to any cash collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the cash collateral in its possession if the cash collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or damage to any of the cash collateral or for any diminution in the value thereof by reason of the act or omission of any agent or bailee selected by the Administrative Agent in good faith. All expenses and liabilities incurred by the Administrative Agent in connection with taking, holding and disposing of any cash collateral (including customary custody and similar fees with respect to any cash collateral held directly by the Administrative Agent), shall be paid by the Borrower from time to time upon demand.
          SECTION 2.13. Obligations.
     Anything in this Agreement to the contrary notwithstanding, each of the Borrower and each Lender shall continue to be bound by all of its obligations hereunder, including without limitation, its obligations under Sections 2.03, 2.08 and 2.09, until such time as all outstanding Revolving Advances have been paid in full, each Letter of Credit has expired, each Bankers Acceptance has expired and no further Obligation, LC Exposure or Commitment exists.
          SECTION 2.14. General Provisions as to Payments.
               (a) Manner and Time of Payment. The Borrower shall make each payment hereunder (including, without limitation, in respect of the LC Disbursements), and interest thereon, and all fees due in respect of the transactions contemplated by this Agreement in Dollars in Federal or other funds immediately available in San Francisco, to the Administrative Agent at its address referred to in Section 8.01(a). Except as otherwise provided in Section 2.05(b)(ii), whenever any such payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or additional compensation. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Any payment made by the Borrower after 12:00 noon (San Francisco time) on any day shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding in respect of any Obligations. All payments required to be made by the Borrower hereunder shall be made in Dollars and shall be made without setoff or counterclaim.
               (b) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Obligations hereunder shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Obligations on a date when interest is due and payable with respect to such Obligations) shall be applied to the payment of interest before application to principal.
               (c) Apportionment of Payments. The Administrative Agent will promptly distribute to each Lender its ratable share of each payment received by the Administrative Agent which is for the account of the Lenders.
               (d) Application of Funds. (i) All payments received from the Borrower by the Administrative Agent which are not reasonably identifiable by the Administrative Agent shall be applied by the Administrative Agent against the Obligations, and (ii) any amounts received on account of the Obligations after the exercise of remedies provided for in Section 6.02 (or after the Revolving Advances have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized as set forth in the proviso to Section 6.02), in each case in the following order of priority: (A) to the payment of all amounts for which the Administrative Agent is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by the Administrative Agent thereunder for the account of the Borrower, and to the payment of all reasonable costs and expenses paid or incurred by the Administrative Agent in connection with the Loan Documents, all in accordance with Sections 7.06 and 8.03 and the other terms of this Agreement and the Loan Documents; (B) thereafter, to the extent of any excess such proceeds, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of Section 2.14(b) hereof); and (C) thereafter, to the extent of any excess such proceeds, to the Borrower or as otherwise required by applicable law.
               (e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Advances, to fund participations in Letters of Credit and Bankers Acceptances and to make payments pursuant to Section 7.06 are several and not joint. The failure of any Lender to make the Revolving Advance to be made by it as part of any Revolving Borrowing, to fund any such participation or to make any payment under Section 7.06 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Advance, to purchase its participation or to make its payment under Section 7.06.
          SECTION 2.15. Computation of Interest and Fees.
     Interest on all amounts owed hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate (calculated at other than the Federal Funds Rate) shall be computed on the basis of a year of 365 days or, if appropriate, 366 days, and in each case all interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees due and payable hereunder shall, unless expressly otherwise provided for, be computed on the basis of a year of 360 days for the actual number of days elapsed.
          SECTION 2.16. Taxes; Net Payments.
               (a) Net Payments. Any and all payments by the Borrower under this Agreement shall be made free and clear of and without deduction for any and all current or future taxes,

levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding (i) income taxes imposed on the net income of any Lender; and (ii) franchise taxes imposed on the net income of any Lender, in each case by the jurisdiction under the laws of which such Lender is organized, domiciled, resident or doing business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to a Lender (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes pursuant to this paragraph (a), the Borrower shall furnish to the Administrative Agent a receipt issued by the relevant Governmental Authority or other evidence satisfactory to the Administrative Agent of payment thereof. The Borrower will indemnify each Lender (subject to such Lender having complied with paragraph (b) below) and hold each Lender harmless for the full amount of all Taxes paid or payable by such Lender with respect to this Agreement and any and all amounts received by such Lender hereunder, and any liability (including penalties, interest and expenses (including reasonable attorneys fees and expenses)) arising therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Lender, absent manifest error, shall be final, conclusive and binding for all purposes. The obligations of the Borrower under this Section 2.16 shall survive the termination of this Agreement and the Commitments and the payment of all amounts payable under the Loan Documents.
               (b) Evidence of Exemption from Withholding. Each Lender which is a foreign corporation within the meaning of Section 1442 of the Code, including the Administrative Agent acting as an intermediary or agent for such a Lender (each, a “Foreign Lender”), shall deliver to the Borrower such certificates, documents or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Foreign Lender is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law hereafter imposing upon the Borrower, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent for the account of such Foreign Lender are not subject to withholding, in any event to include: (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as appropriate (or any successor forms), properly completed and duly executed by such Foreign Lender, and such other documentation required under the Code and reasonably requested by the Borrower, to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (ii) if such Foreign Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN (to the extent such form would document a claim or exemption from withholding pursuant to an applicable income tax treaty) or W-8ECI or W-8IMY pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form) (to the extent such forms document the status of the Foreign Lender as other than a United States Person), properly completed and duly executed by such Foreign Lender, and such other documentation required under the Code and reasonably requested by the Borrower to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, interest withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.16(a).
          SECTION 2.17. Increased Costs.
               (a) Change in Law, Etc. In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any currently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or compliance by any Credit Party (or any Person directly or indirectly owning or controlling such Credit Party) with any request or directive, whether or not having the force of law, from any central bank or other Governmental Authority, agency or instrumentality:
               (i) does or shall subject any Credit Party to any Taxes of any kind whatsoever with respect to any Revolving Advances or its obligations under this Agreement to make, fund or maintain any Revolving Advances or any Letter of Credit or Bankers Acceptance or participation therein, or its obligations under this Agreement to issue a Letter of Credit or create a Bankers Acceptance or participate therein, or change the basis of taxation of payments to any Credit Party of principal, interest or any other amount payable hereunder in respect of any Letter of Credit or Bankers Acceptance or participations therein, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for imposition of, or change in the rate of, tax on the overall net income of such Credit Party or its Lending Office by the jurisdiction in which such Credit Party is incorporated or has its principal office or such Lending Office, including, in the case of Credit Parties incorporated in any State of the United States such tax imposed by the United States); or
               (ii) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Credit Party in respect of any Eurodollar Rate Revolving Advance or any Letter of Credit or Bankers Acceptance or participations therein (except any such reserve requirement reflected in the definition of Eurodollar Rate);
and the result of any of the foregoing is to increase the cost to such Credit Party of agreeing to make or of making, funding or maintaining Revolving Advances or of making, issuing, renewing, creating or maintaining any Letter of Credit or Bankers Acceptance or participation therein, or its commitment to lend or to issue or create any such Letter of Credit or Bankers Acceptance or participate therein, or to reduce any amount receivable hereunder in respect of any Revolving Advance or any Letter of Credit or any Bankers Acceptance or participation therein, then, in any such case, the Borrower shall pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as determined by such Credit Party. A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Credit Party to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.17 shall survive the termination of this Agreement and the Commitments and payment of the Obligations and all other amounts payable under the Loan Documents. Failure to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Credit Party’s right to demand such compensation. To the extent that any increased costs of the type referred to in this Section 2.17 are being incurred by a Credit Party and such costs can be eliminated or reduced by the transfer of such Credit Party’s participation or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such participation or Commitment, as the case may be, would not otherwise materially adversely affect such participation or such Credit Party, the Borrower may request, and such Lender shall use reasonable efforts to effect, such transfer.
               (b) Capital Adequacy. If after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 10 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
               (c) Notification. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.17. A certificate of any Lender claiming compensation under this Section 2.17 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.
          SECTION 2.18. Illegality.
     Notwithstanding anything herein to the contrary, no Issuing Lender shall at any time be obligated to issue a Letter of Credit or create a Bankers Acceptance or agree to any extension or amendment thereof if such issuance, creation, extension or amendment would conflict with, or cause any Issuing Lender to exceed any limits imposed by, any law or requirements of any applicable Governmental Authority.
          SECTION 2.19. Fees.
               (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of the Applicable Rate then in effect times the average daily amount by which (i) the Aggregate Commitments in effect from time to time exceed (ii) the Utilization from time to time. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article III is not met, and shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the last day of the Availability Period. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, for purposes of calculating the LC Exposure in connection with determining the applicable commitment fee, the parties hereto acknowledge and agree that to the extent any Escalating LC is then issued and outstanding, the applicable commitment fee shall accrue at 150% of the commitment fee which would be applicable solely by reference to the Applicable Rate multiplied by the difference between (x) the maximum amount (after giving effect to all possible increases) available to be drawn thereunder and (y) the amount then available to be drawn under such Escalating LC.
               (b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a letter of credit fee, calculated daily with respect to such Lender’s participations in Letters of Credit and or Bankers Acceptance issued hereunder, equal to the product of (i) the Applicable Rate then in effect times (ii) the actual daily maximum face or stated amount of each Letter of Credit or Bankers Acceptance outstanding (in the case of any Escalating LC, such amount shall equal the amount then available to be drawn under such Escalating LC). Letter of credit fees payable pursuant to this paragraph (b) shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which all Commitments terminate and any such fees accruing after the date on which all Commitments terminate shall be payable on demand. The sum of each daily calculation, if in a currency other than Dollars, shall be converted to the Dollar Equivalent thereof on the date the applicable payment is due.
               (c) The Borrower agrees to pay directly to each Issuing Lender, for its own account, a fronting fee (i) with respect to each Documentary Letter of Credit, at the rate separately agreed upon between the Borrower and such Issuing Lender, computed on the amount of such Documentary Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Documentary Letter of Credit increasing the amount of such Documentary Letter of Credit, at a rate separately agreed between the Borrower and such Issuing Lender, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum separately agreed upon between the Borrower and such Issuing Lender computed on the maximum face or stated amount of such Letter of Credit (in the case of any Escalating LC, such amount shall equal the amount then available to be drawn under such Escalating LC) on a quarterly basis in arrears. Such fronting fee payable to any Issuing Lender pursuant to clause (iii) of the preceding sentence shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which all Commitments terminate and any such fees accruing after the date on which all Commitments terminate shall be payable on demand. In addition, the Borrower shall pay directly to each Issuing Lender, for its own account, such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder in the amounts and at the times separately agreed upon.

               (b) In addition to any of the foregoing fees, the Borrower agrees to pay to the Administrative Agent such other fees in the amounts and at the times separately agreed upon.
               (e) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and letter of credit fees, to the Lenders. Fees paid shall not be refundable under any circumstances. Any fee not due on a specific date shall be due on demand.
          SECTION 2.20. Evidence of Debt.
               (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
               (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Advance made hereunder, the Interest Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
               (c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Advances in accordance with the terms of this Agreement.
               (d) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note, which shall evidence such Lender’s Revolving Advances in addition to such accounts maintained pursuant to paragraph (a) or (b) of this Section. Each Lender may attach schedules to its Revolving Note and endorse thereon the date, Interest Type (if applicable), amount and maturity of its Revolving Advances and payments with respect thereto.
          SECTION 2.21. Use of Proceeds.
     The proceeds of the Revolving Advances (other than any Revolving Advances made pursuant to Section 2.09(a)) shall be available (and the Borrower agrees that it shall use such proceeds) to provide working capital for the Borrower and its Subsidiaries and, subject to the provisions of this Agreement and the other Loan Documents, for other general corporate purposes of the Borrower and its Subsidiaries. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U or any other regulation of the FRB or to violate the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

ARTICLE III
CONDITIONS PRECEDENT
          SECTION 3.01. Closing Date.
     The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:
               (a) Receipt of Documentation. The Administrative Agent shall have received:
               (i) (A) counterparts of this Agreement signed by the Borrower, the Administrative Agent and each Existing Lender; and (B) a Lender Addendum, signed by each Lender with a Commitment as of the Closing Date that is not an Existing Lender;
               (ii) a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Borrower, substantially in the form of Exhibit C: (A) attaching a true and complete copy of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the other Loan Documents by the Borrower and the performance of the Borrower’s obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (B) attaching a true and complete copy of its certificate of incorporation and bylaws, (C) certifying that said certificate of incorporation and bylaws are true and complete copies thereof, are in full force and effect and have not been amended or modified, and (D) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers;
               (iii) a certificate of good standing for the Borrower from the Secretary of State for the State of Delaware, dated a recent date prior to the Closing Date; and
               (iv) a certificate, dated the Closing Date, signed by a senior vice president, the chief financial officer or the treasurer of the Borrower to the effect set forth in paragraphs (b) and (c) of Section 3.02 and certifying (A) that, as of the Closing Date, there exists no Material Adverse Change and (B) the current Ratings.
               (b) Opinions. The Administrative Agent shall have received an opinion of counsel for the Borrower, substantially in the form of Exhibit A, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request, dated the Closing Date.
               (c) Fees and Expenses Due to the Credit Parties. The Administrative Agent shall have received all fees and expenses due and payable to the Administrative Agent, the Sole Book Manager, the Joint Lead Arrangers and any other Credit Party.
               (d) Fees and Expenses of Special Counsel. The fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Administrative Agent, the Sole Book

Manager and the Joint Lead Arrangers, in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.
               (e) Payment of Amounts Under Existing Credit Agreement. The Administrative Agent shall have received from the Borrower all accrued and unpaid fees and other amounts payable (immediately prior to the effectiveness of this Agreement on the Closing Date) under the Existing Credit Agreement.
          SECTION 3.02. Conditions to All Revolving Advances and Letters of Credit.
     The following conditions must be satisfied prior to the making of each Revolving Advance and the issuance of each Letter of Credit:
               (a) Notice; Application. In the case of the making of a Revolving Advance, the Administrative Agent shall have received a Notice of Revolving Borrowing and such other approvals or documents as any Lender through the Administrative Agent may reasonably request. In the case of the issuance of a Letter of Credit, the Administrative Agent and the applicable Issuing Lender shall have received: (i) the notice required by Section 2.07(a) hereof; and (ii) an Application in the form required by the applicable Issuing Lender duly completed by the Borrower.
               (b) Absence of Litigation. There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect directly affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.
               (c) Representations and Warranties; No Default. After giving effect to the applicable Revolving Borrowing or the issuance of the applicable Letter of Credit: (i) no Default shall have occurred and be continuing, (ii) all representations and warranties of the Borrower contained in Article IV of this Agreement (other than the representation and warranty of the Borrower contained in Section 4.04(b) hereof) shall be true (except that for purposes of this Section 3.02, the representations and warranties contained in Section 4.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(a)), and (iii) no default or event of default under any engineering, procurement, construction or maintenance contract of the Borrower or any of its Subsidiaries shall have occurred and be continuing which could reasonably be expected to materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents.
               (d) Commitments and LC Exposure. Both before and immediately after giving effect to the applicable Revolving Borrowing or the issuance of the applicable Letter of Credit (or creation of any related Bankers Acceptance), the Dollar Equivalent of the total LC Exposure plus the outstanding principal amount of all Revolving Advances shall not exceed the Aggregate Commitments.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants that:
          SECTION 4.01. Corporate Existence and Power.
     The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
          SECTION 4.02. Corporate and Governmental Authorization; Contravention.
     The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (i) are within the Borrower’s corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene or constitute a default under any provision of applicable law or regulation, or of the certificate of incorporation or by-laws of the Borrower, and (v) do not contravene or constitute a default under, or result in the creation of any Lien under, any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower.
          SECTION 4.03. Binding Effect.
     This Agreement has been duly executed and delivered by the Borrower and constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its terms.
          SECTION 4.04. Financial Information.
               (a) Balance Sheet. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statements of earnings and of cash flow for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2005 Form 10-K, a copy of which has been made available to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.
               (b) Material Adverse Change. There exists no Material Adverse Change.
          SECTION 4.05. Litigation.
     There is no action, suit or proceeding pending or to the knowledge of the Borrower threatened against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) which could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, and the

Borrower’s ability to perform its obligations under the Loan Documents at any time up to and including the Maturity Date, or (ii) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.
          SECTION 4.06. Compliance with ERISA.
     The Borrower and its Subsidiaries have fulfilled their obligations under the minimum funding standards of ERISA with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA, noncompliance with which could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, and the Borrower’s ability to perform its obligations under the Loan Documents at any time up to and including the Maturity Date.
          SECTION 4.07. Taxes.
     The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary other than any such taxes or assessments being currently contested in good faith and other than where the failure to so file or pay would not have a material adverse effect on the business, financial position, results of operations or properties of the Borrower and its Consolidated Subsidiaries taken as a whole or, alternatively, on the ability of the Borrower to perform its obligations under the Loan Documents at any time up to and including the Maturity Date. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are adequate.
          SECTION 4.08. Material Subsidiaries.
     Each of the Borrower’s Material Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
          SECTION 4.09. Not an Investment Company.
     The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          SECTION 4.10. Business of the Borrower; Use of Proceeds.
     The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no Revolving Advance or LC Disbursement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The purpose of each standby Letter of Credit shall be to support the Borrower’s or its Subsidiaries’, Affiliates’ or Joint Ventures’ performance of their obligations to each beneficiary under their engineering, procurement, construction and maintenance contracts, and the purpose of each Backing Letter of

Credit shall be, to the extent permitted under Section 2.07(b) hereof, to back bank guarantees issued by other banks supporting such performance. Neither the issuance of any Letter of Credit or creation of any Bankers Acceptance or the making of any Revolving Advance nor the payment of any Obligation will violate any applicable law or regulation.
          SECTION 4.11. No Misleading Statements.
     No written information, exhibit or report furnished by or at the direction of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.
          SECTION 4.12. Environmental Matters.
     In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties now or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are not likely to have a material adverse effect on the business, financial condition, results of operations or properties of the Borrower and its Consolidated Subsidiaries, considered as a whole, or, alternatively, on the Borrower’s ability to perform its obligations under the Loan Documents at any time up to and including the Maturity Date.
          SECTION 4.13. No Default.
     No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
ARTICLE V
COVENANTS
     The Borrower agrees that, so long as any Lender has any Commitment or any LC Exposure or any other Obligation hereunder remains outstanding:
          SECTION 5.01. Information.
     The Borrower will deliver to each of the Lenders:
               (a) Annual Financial Statements. As soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the

Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of nationally recognized standing, which report and opinion shall be prepared in a manner acceptable to the SEC and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
               (b) Quarterly Financial Statements. As soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of earnings and cash flow for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, as set forth in the Borrower’s quarterly report for the fiscal quarter then ended as filed with the SEC on Form 10-Q, all certified by the chief financial officer or the chief accounting officer of the Borrower that they are (i) complete and fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated; (ii) disclose all liabilities of the Borrower and its Consolidated Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and (iii) have been prepared in accordance with GAAP (subject to normal year-end adjustments);
               (c) Certificate of Chief Financial Officer. Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.07 on the date of such financial statements, (ii) certifying that all representations and warranties of the Borrower contained in this Agreement are true and correct as of the date of such certificate as though made on such date, (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (iv) describing the parties, subject matter, and nature and amount of relief granted to the prevailing party in any litigation or proceeding in which a final judgment or order which is either for the payment of money in an amount equal to or exceeding $25,000,000 (or the Exchange Equivalent thereof) or which grants any material non-monetary relief to the prevailing party therein was rendered against the Borrower or any Subsidiary (whether or not satisfied or stayed) during the most recently ended fiscal quarter;
               (d) Notice of Default. Forthwith upon knowledge of the occurrence of any Default, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
               (e) Other Financial Statements. Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

               (f) SEC Filings. Promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower or any Subsidiary shall have filed with the SEC, and (ii) all other reports which the Borrower or any Subsidiary shall have filed with the SEC or any national securities exchange, unless the Borrower or such Subsidiary is not permitted to provide copies thereof to the Lenders pursuant to applicable laws or regulations;
               (g) ERISA Reportable Events. If and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability in excess of $20,000,000 (or the Exchange Equivalent thereof) under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;
               (h) Notice of Rating Change. Promptly upon the Borrower’s obtaining knowledge thereof, notice of any withdrawal or change or proposed withdrawal or change in any Rating;
               (i) Notices from Beneficiaries. Immediately upon the Borrower’s receipt thereof, a copy of any writing delivered by any beneficiary under any Letter of Credit or Bankers Acceptance to the Borrower or any of its Subsidiaries indicating such beneficiary’s intention to draw under the applicable Letter of Credit or Bankers Acceptance;
               (j) Notice of Changes in Accounting Policies. Promptly following any such change, notice of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and
               (k) Other Financial Information. From time to time such additional information regarding the financial position or business of the Borrower or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may request.
Documents required to be delivered pursuant to Section 5.01(a), (b), (e), (f) or (k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including, without limitation, via IntraLinks) and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on the Borrower’s signature page hereto; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          SECTION 5.02. Payment of Obligations.
     The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings or where the failure to so pay and discharge would not have a material adverse effect on the consolidated financial position of the Borrower and its Consolidated Subsidiaries, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
          SECTION 5.03. Maintenance of Property; Insurance.
               (a) Maintenance of Property. The Borrower will keep, and will cause each Material Subsidiary to keep, all material items of property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage from casualty excepted.
               (b) Insurance. The Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in at least such amounts and against at least such risks as are usually insured against by companies of established repute engaged in the same or similar business as the Borrower or such Subsidiary and owning similar assets (“Industry Standards”), except where such risks are covered by self insurance so long as the amount of such self insurance and the risks covered thereby are consistent with Industry Standards. The Borrower will promptly furnish to the Lenders such information as to insurance carried or self insurance maintained as may be reasonably requested in writing by the Administrative Agent on behalf of any Lender.
          SECTION 5.04. Conduct of Business and Maintenance of Existence.
     The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, its respective legal existence and good standing under the laws of the jurisdiction of its organization and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prevent the Borrower or any Subsidiary from (i) merging into, consolidating with, or selling, leasing or otherwise transferring all of its assets to the Borrower or a Subsidiary (so long as, in the case of the Borrower taking any such action, the applicable Subsidiary assumes all Obligations pursuant to a written agreement acceptable to the Administrative Agent), or (ii) abandoning or disposing of any of its assets or abandoning or terminating any right or franchise if (A) disposition or termination does not violate any other provision of this Agreement and (B) all such abandonments, dispositions and terminations do not in the aggregate materially and adversely affect the business, assets, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, or, alternatively, the ability of the Borrower to perform its obligations under the Loan Documents at any time up to and including the Maturity Date.

          SECTION 5.05. Compliance with Laws.
     The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, orders, and requirements of governmental authorities (including, without limitation, ERISA, Environmental Laws and the rules and regulations thereunder), except where failure to so comply would not have a material adverse effect on the business, financial position, results of operations or properties of the Borrower and its Consolidated Subsidiaries taken as a whole or, alternatively, on the ability of the Borrower to perform its obligations under the Loan Documents at any time up to and including the Maturity Date.
          SECTION 5.06. Keeping of Records; Inspection of Property, Books and Records.
     The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP consistently applied; and will permit, and will cause each Subsidiary to permit, the Administrative Agent, any of the Lenders or any agents or representatives of the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense, to visit and inspect any of its respective properties, to examine any of its respective books and records and (subject to Section 8.10) to discuss its respective affairs, finances and accounts with any of its respective officers, directors, employees and independent public accountants, all at such times and as often as may reasonably be desired, in each case upon reasonable notice and during normal business hours. Notwithstanding anything to the contrary in this Section 5.06, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or discussion of, any document, information or other matter in respect of which such disclosure is then prohibited by law or any agreement binding on the Borrower or any of its Subsidiaries.
          SECTION 5.07. Debt.
               (a) Debt to Tangible Net Worth Ratio. The ratio of Consolidated Debt to Consolidated Tangible Net Worth will at no time exceed 1.00 to 1.00.
               (b) Total Debt. The total Debt of all Consolidated Subsidiaries of the Borrower, excluding the Debt, if any, owed by such Consolidated Subsidiaries to the Borrower or another Consolidated Subsidiary of the Borrower, will at no time exceed an amount equal to $500,000,000 (or the Exchange Equivalent thereof).
          SECTION 5.08. Negative Pledge.
     Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, or assign any right to receive income, except:
               (i) Liens existing on the date of this Agreement and disclosed on Schedule 5.08 attached hereto and any renewals or extensions thereof, provided that the property covered thereby is not changed;

               (ii) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary or is merged into or consolidated with an Borrower or a Subsidiary; provided that (i) such Lien is not created in contemplation of such event, (ii) such Lien shall not apply to any other property or asset of the Borrower or any of its Subsidiaries, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
               (iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided that (i) such Lien attaches to such asset concurrently with or within 180 days after the acquisition or construction thereof and (ii) such Lien shall not apply to any other property or asset of the Borrower or any of its Subsidiaries;
               (iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created primarily in contemplation of such acquisition;
               (v) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.08, provided that such Debt is not increased and is not secured by any additional assets;
               (vi) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(j);
               (vii) any Lien on or with respect to the property or assets of any Subsidiary securing obligations owing to the Borrower or another Subsidiary;
               (viii) rights of offset and bankers’ liens in connection with Debt permitted hereby; and
               (ix) Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing Debt in an aggregate principal amount at any time outstanding not to exceed ten percent (10%) of Consolidated Tangible Net Worth.
          SECTION 5.09. Consolidations, Mergers and Sales of Assets.
     The Borrower will not (i) except to the extent expressly permitted in Section 5.04 hereof, consolidate or merge with or into any other Person; provided that the Borrower may merge with a Person if (A) the Borrower is the surviving corporation to such merger and (B) after giving effect to any such merger no Default shall have occurred hereunder and all representations and warranties shall be true and correct or (ii) except as permitted pursuant to the foregoing clause (i), sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.
          SECTION 5.10. Payment of Taxes, Etc.
     The Borrower will pay, and will cause each Subsidiary to pay, before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or any of its properties, except where the same may be contested in good faith by appropriate proceedings, or where any failure to so pay would not have a material adverse effect on the business, financial position, results of operations or properties of the Borrower and its Consolidated Subsidiaries taken as a whole or, alternatively, on the ability of the Borrower to perform its obligations under the Loan Documents at any time up to and including the Maturity Date, and the Borrower will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of the same.
          SECTION 5.11. Pari-passu Obligations.
     The obligations under this Agreement shall constitute direct, unconditional, senior, unsubordinated, general obligations of the Borrower and will rank at least pari-passu (in priority of payment) with all other existing and future senior, unsecured, unsubordinated obligations of the Borrower resulting from any indebtedness for borrowed money or Debt Guarantee.
          SECTION 5.12. Further Assurances.
     At any time or from time to time upon the request of the Administrative Agent, the Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents (including collateral agreements, UCC financing statements and the like pursuant to Section 2.12) and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.
ARTICLE VI
DEFAULTS
          SECTION 6.01. Events of Default.
     Each of the following events (each an “Event of Default”) shall constitute an Event of Default hereunder:
               (a) the Borrower shall fail to pay (i) when due, any amount of principal of any Revolving Advance or any LC Disbursement, or (ii) within three days after the same becomes due, any interest on any Revolving Advance or any LC Disbursement, any fees or any other amount payable hereunder; or
               (b) the Borrower shall fail to observe or perform any covenant contained in Section 2.12 or Sections 5.07 to 5.11, inclusive; or
               (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by paragraph (a) or (b) above) for 30 days after the earlier to occur of (i) written notice thereof having been given to the Borrower by the Administrative Agent at the request of any Lender or (ii) actual knowledge thereof by the Borrower or any of its Subsidiaries of such failure; or
               (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or
               (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Debt (other than the Obligations) having an aggregate principal amount of at least $50,000,000 (or the Exchange Equivalent thereof) when due or within any applicable grace period; or
               (f) any event shall occur or condition shall exist which results in the acceleration of the maturity of any Debt of the Borrower or any Subsidiary having an aggregate principal amount of at least $50,000,000 (or the Exchange Equivalent thereof); or such Debt shall be declared due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, excluding, however, prepayments of Debt required upon disposition in the ordinary course of business of collateral securing such Debt so long as such Liens and dispositions are permitted hereby; or
               (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking to adjudicate the Borrower or any Subsidiary having total assets of $50,000,000 (or the Exchange Equivalent thereof) or more as bankrupt or insolvent, seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the entry of an order for relief or the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or for any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing; or
               (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary having total assets of $50,000,000 (or the Exchange Equivalent thereof) or more seeking to adjudicate it as bankrupt or insolvent, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the entry of an order for relief or the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or for any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 days; or an order for relief shall be entered against the Borrower or any Subsidiary having total assets of $50,000,000 (or the Exchange Equivalent thereof) or more under the federal bankruptcy laws as now or hereafter in effect; or
               (i) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $35,000,000 (or the Exchange Equivalent thereof) which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA except where the failure to so pay would not (in the opinion of the Required Lenders) have a material adverse effect on the business, financial position, results of operations or properties of the Borrower and its Consolidated Subsidiaries taken as a whole or alternatively, on the Borrower’s ability to perform its obligations under the Loan Documents at any time up to and including the Maturity Date; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in an amount that would have a material adverse effect on the Borrower and its

Consolidated Subsidiaries taken as a whole and the Borrower’s ability to perform its obligations under the Loan Documents at any time up to and including the Maturity Date (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or
               (j) to the extent not insured against, one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 (or the Exchange Equivalent thereof) shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (ii) any of such judgments or orders shall continue unsatisfied and unstayed by reason of a pending appeal or otherwise for a period of 30 days; or
               (k) (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 35% or more of the outstanding shares of common stock of the Borrower; or (ii) at any time during any period of twelve consecutive calendar months a majority of the Board of Directors of the Borrower shall not consist of individuals who were either directors of the Borrower on the first day of such period (“original directors”) or appointed as or nominated to be directors either (A) by individuals including a majority of those of the original directors who have not, prior to such appointment or nomination, resigned or died, or (B) by a duly constituted committee of the Board of Directors of the Borrower, a majority of which consists of the original directors; or
               (l) all or any substantial part of the property of the Borrower and its Subsidiaries (taken as a whole) shall be condemned, seized or otherwise appropriated, or custody or control of such property shall be assumed, by any court or governmental agency of competent jurisdiction, and such property shall be retained for a period of 30 days, which condemnation, seizure or other appropriation could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, and the Borrower’s ability to perform its obligations under the Loan Documents at any time up to and including the Maturity Date; or
               (m) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.
          SECTION 6.02. Remedies.

     Upon the occurrence and during the continuance of any Event of Default (other than any event specified in paragraph (g) or (h) of Section 6.01): (a) the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, require, without notice or demand, either or both of the following, at the same or different times: (i) that any or all of the LC Exposure, the Revolving Advances and all other Obligations, although not yet due, be immediately due and payable, and thereupon such LC Exposure, Revolving Advances and all other such Obligations shall be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) that all Commitments be terminated, and thereupon all Commitments shall terminate immediately; and in any event, the Administrative Agent shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC; and (b) the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, require the Borrower to deposit cash collateral in Dollars with the Administrative Agent and otherwise perform all of its obligations under Section 2.12; provided that upon the occurrence of any event specified in paragraph (g) or (h) of Section 6.01, (x) such cash collateral referred to in clause (b) above shall be immediately deposited with the Administrative Agent in accordance with the provisions of Section 2.12 and (y) all Commitments shall automatically terminate and such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT
          SECTION 7.01. Appointment and Authorization.
     Each Lender and each Issuing Lender hereby irrevocably appoints BNPP to act on its behalf as the Administrative Agent under this Agreement and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
          SECTION 7.02. Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires or the Administrative Agent is not a Lender hereunder, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          SECTION 7.03. Reliance by Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Advance, or the issuance of a Letter of Credit or creation of a Bankers Acceptance, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Revolving Advance or the issuance of such Letter of Credit or creation of such Bankers Acceptance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 7.04. Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          SECTION 7.05. Liability of Administrative Agent.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
               (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
               (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

               (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.02 and 8.05) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          SECTION 7.06. Indemnification.
     To the extent that the Borrower for any reason fails to indefeasibly pay any amount required pursuant to Section 8.03(a) or Section 8.03(c) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this Section 7.06 are subject to the provisions of Section 2.14(e).
          SECTION 7.07. Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 7.08. Resignation of Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having a combined capital and surplus of at least $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the Lenders and the Issuing Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          SECTION 7.09. Agent With Respect to Cash Collateral Accounts.
     Each Lender hereby authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders and the Issuing Lenders with respect to any cash collateral accounts. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, each Lender and each Issuing Lender hereby agree that no Lender or Issuing Lender shall have any right individually to realize upon any cash collateral accounts, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the

Lenders and the Issuing Lenders, in accordance with the terms hereof. In furtherance, and not by limitation, of the foregoing, without written consent or authorization from the Lenders or the Issuing Lenders, the Administrative Agent may, in accordance with the terms of this Agreement, release any Lien encumbering any of the cash collateral and execute any documents or instruments necessary to accomplish any of the foregoing.
          SECTION 7.10. No Other Duties, etc.
     Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Sole Book Manager, the Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01. Notices.
               (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy and including electronic mail and Internet or intranet websites such as IntraLinks to the extent provided in Section 8.01(b)) and shall be given to such party at its address, telecopy number or electronic mail address set forth on the signature pages hereof or such other address, telecopy number or electronic mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Issuing Lenders and the Borrower. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by telecopy, when such telecopy has been received by the addressee thereof, (iii) if delivered through electronic communications (including electronic mail and Internet or intranet websites such as IntraLinks) to the extent provided in Section 8.01(b) below, as provided in such Section 8.01(b) or (iv) if given by any other means, when delivered at the address specified in this Section 8.01(a); provided that notices to the Administrative Agent or any Issuing Lender under Article II shall not be effective until received. The Administrative Agent and the Issuing Lenders shall not be liable for any errors in transmission or the illegibility of any telecopied documents. In the event the Borrower sends the Administrative Agent or any Issuing Lender a manually signed confirmation of previously sent facsimile instructions, the Administrative Agent and the Issuing Lenders shall have no duty to compare it against the previous instructions received by the Administrative Agent or the Issuing Lenders nor shall the Administrative Agent or any Issuing Lender have any responsibility should the contents or the written confirmation differ from the facsimile instructions acted upon by the Administrative Agent or any Issuing Lender.
               (b) Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites such as IntraLinks) pursuant to procedures approved by the Administrative Agent; provided that (i) the foregoing shall not apply to notices to any Lender or the Issuing Lenders pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and (ii) in the case of notices and other communications posted to an Internet or intranet website (such as IntraLinks), notice thereof shall be sent to each intended recipient at its e-mail address that such notice or communication is available and identifying the website address therefor. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          SECTION 8.02. No Waivers.
     No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          SECTION 8.03. Expenses; Taxes; Indemnification.
               (a) Expenses. The Borrower agrees to pay on demand: (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and the Sole Book Manager (including the reasonable fees, charges and disbursements of counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, creation, amendment, renewal or extension of any Letter of Credit or Bankers Acceptance or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Advances made or Letters of Credit issued or Bankers Acceptances created hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Advances, Letters of Credit or Bankers Acceptances.
               (b) Taxes. The Borrower shall pay any and all transfer taxes, documentary taxes, recording taxes, stamp taxes, excise taxes or similar taxes or assessments or other charges payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and any other documents to be delivered under the Loan Documents (but excluding taxes imposed on the net income of any Lender), and agrees to save the Administrative Agent, each Issuing Lender and each Lender harmless from and against any and all liabilities with respect to or resulting from the Borrower’s delay in paying or omission to pay such taxes.

               (c) Indemnification; Waiver of Consequential Damages. The Borrower agrees to defend, indemnify, pay and hold harmless the Administrative Agent (in its capacity as such), each Issuing Lender (in its capacity as such), each Lender, each Joint Lead Arranger and the Sole Book Manager and their Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all losses, obligations, penalties, actions, judgments, claims, damages, liabilities, disbursements and expenses (including reasonable attorneys fees and expenses, which may include the allocated cost of internal counsel, and settlement costs) of any kind or nature whatsoever, whether direct, indirect or consequential, and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, which may be imposed on, incurred by or asserted against the Indemnitees in any way related to or arising out of this Agreement or the other Loan Documents, or the transactions contemplated hereby or thereby (collectively, “Losses”), except any such Losses (i) resulting from the gross negligence or willful misconduct of the Indemnitees or (ii) resulting from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, provided that nothing in this Section 8.03(c) shall obligate the Borrower to pay the normal expenses of the Administrative Agent in the administration of this Agreement in the absence of pending or threatened litigation or other proceedings or the claims or threatened claims of others and then only to the extent arising therefrom.
To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Advance or Letter of Credit or Bankers Acceptance or the use of the proceeds thereof. No Indemnitee referred to in this Section 8.03(c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee.
               (d) Breakage. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Revolving Advance on a day other than the last day of the Interest Period for such Eurodollar Rate Revolving Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Revolving Advance on the date or in the amount notified by the Borrower; in each case, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Revolving Advance or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

               (e) Survival. The obligations of the Borrower under this Section 8.03 shall survive the termination of this Agreement, the termination of the Aggregate Commitments hereunder and payment of the Obligations.
          SECTION 8.04. Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Obligations owing to such Lender which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to Obligations owing to such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the LC Exposure of the other Lenders or Revolving Advances of the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the LC Exposure of the Lenders or Revolving Advances of the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 8.04 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its LC Exposure or other Obligations owing to such Lender. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of any participation in any Revolving Advances or a participation in any LC Exposure, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 8.04 would apply, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 8.04 to share in the benefits of any recovery on such secured claim. The Borrower hereby authorizes BNPP and each other Lender, in accordance with the provisions of this Section 8.04, to so set-off and apply any and all such deposits held and other indebtedness owing by BNPP or such other Lender to or for the credit or the account of the Borrower and hereby authorizes BNPP and each such other Lender to permit such set-off and application by BNPP or such other Lender; provided that any such set-off rights shall not apply to the accounts or deposits of any of Borrower’s foreign Subsidiaries.
          SECTION 8.05. Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent or any Issuing Lender are affected thereby, by the Administrative Agent or each affected Issuing Lender, as the case may be); provided that no such amendment, waiver or modification shall: (i) extend or increase any Commitment of any Lender or subject any Lender to any additional obligation without the written consent of such Lender, (ii) reduce the principal of or rate or amount of interest on any Revolving Advance or any LC Disbursement or any fees without the written consent of each Lender directly affected thereby, (iii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, (iv) extend the terms of any Letter of Credit or Bankers Acceptance (other than as set forth below) without the written consent of each Lender directly affected thereby, (v) amend this Section 8.05 without the written consent of each Lender, (vi) change Section 2.14(c),

Section 2.14(d) or Section 8.04 or any other provision of this Agreement in a manner that would alter the pro rata sharing or disbursement of payments required thereby without the written consent of each Lender, or (vii) change the percentage of the Commitments or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Section 8.05 or any other provision of this Agreement without the written consent of each Lender; provided further, that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, (a) the Expiration Date of any Letter of Credit or Bankers Acceptance may be extended with the consent of the applicable Issuing Lender and the Borrower to a date not later than the seventh Business Day prior to the Maturity Date, and (b) any Letter of Credit or Bankers Acceptance may be amended in any other manner with the consent of the applicable Issuing Lender and the Borrower so long as such Letter of Credit or Bankers Acceptance, as so amended, complies with Section 2.07 of this Agreement.
          SECTION 8.06. Successors and Assigns.
               (a) Binding Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the consent of each Lender.
               (b) Successors and Assigns. (i) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Revolving Advances and LC Exposure held by it); provided, however, that (A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (B) the aggregate amount of the Commitments, Revolving Advances and LC Exposure of the assigning Lender being assigned pursuant to each such assignment shall (1) not be less than $5,000,000 and shall be an integral multiple of $1,000,000 or (2) be the remaining amount of such Lender’s Commitments, Revolving Advances and LC Exposure, (C) each such assignment and proposed assignee is subject to the prior written consent of the Administrative Agent, the Issuing Lenders and, so long as no Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld); provided, however, that the consent of the Administrative Agent and the Borrower shall not be required with respect to any such assignment by any Lender to (x) an Affiliate of such Lender, (y) an Approved Fund or (z) another Lender, (D) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (E) no such assignment shall be made to a natural person, (F) no such assignment may be made to a competitor of the Borrower and (G) the assigning Lender shall pay or cause to be paid to the Administrative Agent a processing and recordation fee of $3,500 (except in the case of an assignment to an Affiliate of the assigning Lender). For each assignment, the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording an Assignment and Assumption Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption Agreement may be required to deliver pursuant to Section 2.16. Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in such Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption Agreement, the assignor Lender thereunder shall be released from its obligations under the Loan Documents. From and after the effective date of any such assignment (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender hereunder, shall have Commitments equal to the Commitments assigned to it (in addition to any Commitments theretofore held by it), and shall have LC Exposure and Revolving Advances equal to the LC Exposure and Revolving Advances assigned to it (in addition to any LC Exposure and Revolving Advances theretofore held by it) and (2) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights (other than any rights which survive the termination of this Agreement under Section 8.03) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). From time to time, at the request of any Lender, the Administrative Agent shall notify the Lenders of the current Commitments of all Lenders.
               (c) Sub-Participations. Subject to Section 8.06(d), a Lender may at any time grant sub-participations to one or more banks or other entities in or to all or any part of its rights and obligations under this Agreement, and to the extent of any such sub-participation (unless otherwise stated therein and except as provided below) the purchaser of such sub-participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as it would have if it were such Lender hereunder; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such sub-participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 8.05 without the consent of the participant. Each Lender agrees to notify the Borrower and the Administrative Agent of the amount of each such sub-participation and the identity of each such sub-participant.
               (d) Lender Treated as Owner. The Administrative Agent, the Issuing Lenders and the Borrower may, for all purposes of this Agreement, treat any Lender as the owner and holder of LC Exposure and Revolving Advances until written notice of assignment shall have been received by them.
               (e) No Right to Greater Payment. No assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.17 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent (which consent shall not be unreasonably withheld) or by reason of the provisions of this Agreement requiring such Lender to designate a different Lending Office under certain circumstances, or (ii) at a time when the circumstances giving rise to such greater payment did not exist.

               (f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
               (g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 8.07. Collateral.
     Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
          SECTION 8.08. Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          SECTION 8.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.10. Confidentiality.
     In accordance with normal procedures regarding proprietary information supplied by customers, each of the Lenders agrees to keep confidential information relating to the Borrower or any Subsidiary received pursuant to or in connection with this Agreement and the transactions contemplated hereby (the “Information”), provided that nothing herein shall be construed to prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Administrative Agent, such Issuing Lender or such Lender or any of their respective Affiliates, (iii) which has been publicly disclosed (other than as a result of a breach of this Section), (iv) which has been lawfully obtained on a nonconfidential basis by the Administrative Agent, any Issuing Lender or any of the Lenders from a Person other than the Borrower, any Subsidiary, the Administrative Agent, any Issuing Lender or any other Lender, (v) to any participant in or assignee of, or prospective participant in or assignee of, all or any part of the rights and obligations of the Administrative

Agent, such Issuing Lender or such Lender under this Agreement or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, any Subsidiary, and the Obligations (provided that such participant, assignee or counterparty, or prospective participant, assignee or counterparty agrees to comply with the confidentiality requirements set forth in this Section 8.10), (vi) to the Administrative Agent’s, such Issuing Lender’s or such Lender’s independent auditors or outside legal counsel, (vii) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (viii) to any other party to this Agreement or (ix) to the extent required in connection with any litigation relating to this Agreement to which the Administrative Agent, such Issuing Lender or such Lender is a party (and the Administrative Agent, such Issuing Lender or such Lender shall use its commercially reasonable efforts to give prior notice of any such disclosure under this clause (ix) to the extent permitted by applicable law).
     Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
          SECTION 8.11. Captions.
     All Section headings are inserted for convenience of reference only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.
          SECTION 8.12. Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 8.13. Integration.
     All exhibits to a Loan Document shall be deemed to be a part thereof. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof.
          SECTION 8.14. CONSENT TO JURISDICTION; WAIVER OF VENUE.
     (a) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE

COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          SECTION 8.15. Service of Process.
     EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          SECTION 8.16. No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Sole Book Manager and the Joint Lead Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Sole Book Manager and each Joint Lead Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, the Sole Book Manager nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Sole Book Manager or any Joint Lead Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Sole Book Manager nor any Joint Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Sole Book Manager and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Sole Book Manager nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Sole Book Manager and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Sole Book Manager and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
          SECTION 8.17. WAIVER OF TRIAL BY JURY.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 8.18. Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          SECTION 8.19. Judgment Currency.
               (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency under this Agreement or any other Loan Document, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used will be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency in the City of San Francisco at 10:00 a.m. (San Francisco time) on the Business Day preceding that on which final judgment is given.
               (b) The Borrower’s obligations hereunder shall be required to be satisfied in Dollars. The obligation of the Borrower in respect of any sum due from it to any Credit Party hereunder will, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent the recipient thereof may in accordance with normal banking procedures purchase Dollars (after subtracting all expenses incurred in converting such currency to Dollars) with such other currency on the Business Day immediately following such receipt; if the Dollars so purchased are less than the sum originally due to the recipient in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any judgment, to indemnify the recipient against such loss, and, if the Dollars so purchased exceed the sum originally due to the recipient in Dollars, the recipient agrees to remit to the Borrower such excess (after subtracting all expenses incurred in converting such currency to Dollars).
               (c) The agreements in this Section 8.19 shall survive payment of any such judgment.
     SECTION 8.20. USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Related Entity, which information includes the name and address of the Borrower and each Related Entity and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Related Entity in accordance with the Patriot Act. The Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by requirements of law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLUOR CORPORATION,
as the Borrower

By:	/s/ Joanna M. Oliva

J.M. Oliva
Vice President and Treasurer

Address:

6700 Las Colinas Boulevard Irving, Texas 75039 Attention: Vice President and Treasurer Telecopier: (469) 398-7285 Electronic Mail: Joanna.Oliva@fluor.com Website Address: www.fluor.com

BNP PARIBAS, as Administrative Agent, an
Issuing Lender, and as a Lender

By:	/s/ Pierre-Nicholas Rogers

Name: Pierre-Nicholas Rogers
Title: Managing Director

By:	/s/ Jamie Dillon

Name: Jamie Dillon
Title: Managing Director

Lending Office:

BNP Paribas
919 Third Avenue
3rd Floor
New York, New York 10022

Addresses for Notices to BNPP as Administrative Agent:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111

Attention: Nicholas Rogers
Telecopier: (415) 291-0563
Electronic Mail:
nicholas.rogers@americas.bnpparibas.com

Attention: Jamie Dillon
Telecopier: (415) 291-0563
Electronic Mail:
jamie.dillon@americas.bnpparibas.com

Attention: Joseph Mack
Telecopier: (415) 291-0563
Electronic Mail:
joseph.mack@americas.bnpparibas.com

With copies to:

BNP Paribas
787 Seventh Avenue
New York, New York 10019
Attention: Terri Knuth
Telecopier: (212) 841-2275

Electronic Mail: terri.knuth@americas.bnpparibas.com

BNP Paribas
919 Third Avenue
New York, New York 10022

Attention: Bindu Menon
Telecopier: (212) 471-2682
Electronic Mail:
bindu.menon@americas.bnpparibas.com

Attention: Thomas Kunz
Telecopier: (212) 471-6695
Electronic Mail:
thomas.kunz@americas.bnpparibas.com

Addresses for Notices to BNPP as an Issuing
Lender and for Other Notices relating to Letters
of Credit and Bankers Acceptances:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111

Attention: Nicholas Rogers
Telecopier: (415) 291-0563
Electronic Mail:
nicholas.rogers@americas.bnpparibas.com

Attention: Jamie Dillon
Telecopier: (415) 291-0563
Electronic Mail:
jamie.dillon@americas.bnpparibas.com

Attention: Joseph Mack
Telecopier: (415) 291-0563
Electronic Mail:
joseph.mack@americas.bnpparibas.com

Attention: Deborah Scholl
Telecopier: (415) 291-0563
Electronic Mail:
deborah.scholl@americas.bnpparibas.com

With copies to:

BNP Paribas
919 Third Avenue
New York, New York 10022

Attention: Johnnie Etheridge
Telecopier: (212) 471-6996
Electronic Mail:
johnnie.etheridge@americas.bnpparibas.com

Attention: Maritza Leung
Telecopier: (212) 471-6996
Electronic Mail:
maritza.leung@americas.bnpparibas.com

BANK OF AMERICA, N.A., as a Co-Documentation Agent, an Issuing Lender and as a Lender

By:	/s/ Robert W. Troutman

Name:	Robert W. Troutman
Title:	Managing Director

Lending	Office: Bank of America, N.A.

Address for Notices:

Bank of America, N.A.
2001 Clayton Road Concord, California 94520-2405 Attention: Cristina F. Obcena Telecopier: (888) 969-9246 Electronic Mail: tina.obcena@bankofamerica.com

CITICORP USA, INC., as Syndication Agent, an Issuing Lender and as a Lender

By:	/s/ Stephanie Bontemps

Name:	Stephanie Bontemps
Title:	Managing Director and Vice President

Lending Office:

399 Park Avenue, 16th Floor New York, NY 10043

Address for Notices:

Two Penns Way, Suite 110 New Castle, DE 19720 Attention: Askia Abdul-Quadir Telecopier: (212) 894-6084 Electronic Mail: askia.ml.abdulquadir@citigroup.com

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Co-Documentation Agent, an Issuing Lender and as a Lender

By:	/s/ Tsuneto Kodama

Name:	Tsuneto Kodama
Title:	General Manager

Lending Office: Seattle Branch

Address for Notices:

900 Fourth Avenue, Suite 4000 Seattle, WA 98164-1068 Attention: Kosuke Takahashi Telecopier: (206) 382-6067 Electronic Mail: ktakahashi@us.mufg.jp

UBS Loan Finance LLC, as a Lender

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

Lending Office: UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901

Address for Notices:

UBS LOAN FINANCE LLC
677 Washington Boulevard Stamford, CT 06901 Attention: Mr. Safraz Hassan Telecopier: (203) 719-3888 Electronic Mail: safraz.hassan@ubs.com

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Paul Stimpfl

Name:	Paul Stimpfl
Title:	Senior Vice President

Lending Office:

Address for Notices:

Wells Fargo Bank, N.A. 333 S. Grand Avenue, 12th Floor Los Angeles, CA 90071 Attention: Paul Stimpfl Telecopier: (213) 253-7305 Electronic Mail: stimpfpk@wellsfargo.com

Calyon New York Branch, as a Lender

By:	/s/ David P. Cagle

Name:	David P. Cagle
Title:	Managing Director

By:	/s/ Brian B. Myers

Name:	Brian B. Myers
Title:	Managing Director

Lending Office: Calyon New York Branch

Address for Notices:

1301 Avenue of the Americas New York, New York 10019 Attention: George Lewis Telecopier: (917) 849-5439 Electronic Mail: George.Lewis@us.calyon.com

ING CAPITAL LLC, as a Lender

By:	/s/ Gil R. Kirkpatrick

Name:	Gil R. Kirkpatrick
Title:	Director

Lending Office:

Address for Notices:

1325 Avenue of the Americas New York, NY 10019 Attention: Loan Administration Telecopier: (646) 424-8253 Electronic Mail:

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jacob Payne

Name:	Jacob Payne
Title:	Vice President

Lending Office:

Address for Notices:

918 17th Street, 5th Floor Denver, CO 80202 Attention: Jacob Payne Telecopier: (303) 585-4279 Electronic Mail: Jacob.Payne@usbank.com

BARCLAYS BANK PLC, as a Lender

By:	/s/ Nicholas Bell

Name:	Nicholas Bell
Title:	Director

Lending Office:

Address for Notices:

200 Park Avenue New York, NY 10166 Attention: Nicholas Bell Telecopier: (212) 412-7600 Electronic Mail: Nicholas.Bell@barcap.com

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Michael Kingsley

Name:	Michael Kingsley
Title:	Vice President

Lending Office:

Address for Notices:

50 S. LaSalle Street, L-8 Chicago, IL 60603 Attention: Cliff Hoppe Telecopier: (312) 444-4906 Electronic Mail: CH86@NTRS.com

SUNTRUST BANK, as a Lender

By:	/s/ Daniel S. Komitor

Name:	Daniel S. Komitor
Title:	Director

Lending Office:

Address for Notices:

303 Peachtree Street, MC 1941 10th Floor Atlanta, GA 30308 Attention: Lawanda Griffeth Telecopier: (404) 588-4401 ElectronicMail: Lawanda.Griffeth@suntrust.com

Westpac Banking Corporation,
as a Lender

By:	/s/ Isaac Rankin

Name: Isaac Rankin
Title: Head of Relationship Management, Americas

Lending Office:

Address for Notices:

575 Fifth Ave., 39th Floor
New York, NY 10017
Attention: Isaac Rankin
Telecopier: (212) 551-2779
Electronic Mail: irankin@westpac.com.au

Standard Chartered Bank,
as a Lender

By:	/s/ Robert Reddington

Name: Robert Reddington
Title: Associate Credit Documentation
Manager

Lending Office: Standard Chartered Bank –
NY Branch

Address for Notices:

One Madison Avenue
New York, NY 10010-3603
Attention: Vicky Faltine
Telecopier: (212) 667-0568
Electronic Mail:
victoria.faltine@us.standardchartered.com

Standard Chartered Bank,
as a Lender

By:	/s/ Richard L. Van de Berghe, Jr.

Name: Richard L. Van de Berghe, Jr.
Title: Director

Lending Office: Standard Chartered Bank –
NY Branch

Address for Notices:

One Madison Avenue
New York, NY 10010-3603
Attention: Vicky Faltine
Telecopier: (212) 667-0568
Electronic Mail:
victoria.faltine@us.standardchartered.com

Riyad Bank, Houston Agency,
as a Lender

By:	/s/ William B. Shepard

Name: William B. Shepard
Title: General Manager

By:	/s/ Paul N. Travis

Name: Paul N. Travis
Title: Vice President & Head of Corporate Finance

Lending Office:

Address for Notices:
700 Louisiana Street, Suite 4770
Houston, TX 77002
Attention: Harlene Sridharan
Telecopier: (713) 331-2043
Electronic Mail:
harlene.sridharan@riyadbank-americas.com

Lloyds TSB Bank, plc,
as a Lender

By:	/s/ Mario Del Duca

Name: Mario Del Duca
Title: Assistant Vide President
Global Corporate Banking

By:	/s/ Deborah Carlson

Name: Deborah Carlson
Title: VP & Manager –
Business Development C.B.

Lending Office: Lloyds TSB Bank, plc

Address for Notices:

1251 Avenue of the Americas,
39th Floor
New York, NY 10020 USA
Attention: Patricia Kilian
Telecopier: (212) 930-5098
Electronic Mail: N/A

Banco Bilbao Vizcaya Argentaria, S.A.,
as a Lender

By:	/s/ Jay Levit

Name: Jay Levit
Title: Vice President
Global Corporate Banking

By:	/s/ Anne-Maureen Sarfati

Name:Anne-Maureen Sarfati
Title:Vice President
Global Corporate Banking

Lending Office: New York Branch

Address for Notices:

1345 Avenue of the Americas, 45th Floor
New York, NY 10014
Attention: Lending Administration
Telecopier: (212) 728-1500
Electronic Mail:
lending.administration@bbvany.com

CIBC, Inc.,
as a Lender

By:	/s/ Dominic J. Sorresso

Name: Dominic J. Sorresso
Title: Executive Director

CIBC World Markets Corp.
Authorized Signatory

Address for Information notices:
300 Madison Avenue
New York, NY 10017
Attention: Charmaine McPherson
Telecopier number: (212) 856-3761

Address for Administrative notices:
595 Bay Street
Toronto, Ontario – Canada
Attention: Humayun Butt
Telecopier number: (416) 542-4558

The Bank of New York,
as a Lender

By:	/s/ Lisa Y. Brown

Name: Lisa Y. Brown
Title: Managing Director

Lending Office: U.S. Client Management Western Division

Address for Notices:

One Wall Street, 22nd Floor
New York, NY 10005
Attention: Dawn Hertling
Telecopier: (212) 635-6399
Electronic Mail: dhertling@bankofny.com

SANPAOLO IMI S.p.A.,
as a Lender

By:	/s/ Renato Carducci

Name: Renato Carducci
Title: General Manager

By:	/s/ Glen Binder

Name: Glen Binder
Title: Vice President

Lending Office:
Address for Notices:

245 Park Avenue, 35th Floor
New York, NY 10167
Attention: Glen Binder
Telecopier: (212) 692-3178

BANCA DI ROMA – NEW YORK BRANCH,
as a Lender

By:	/s/ Guido Filippi

Name: Guido Filippi
Title: Assistant Treasurer

By:	/s/ Luca Balestra

Name: Luca Balestra
Title: Executive Vice President

Lending Office:

BANCA DI ROMA – NEW YORK BRANCH

Address for Notices:

BANCA DI ROMA
34 East 51st Street
New York, NY 10022
Attention: Luca Balestra
Telecopier: (212) 407-1740
Electronic Mail: luca.balestra@us.bdroma.com

Allied Irish Banks P.L.C.,
as a Lender

By:	/s/ Ian Campion

Name: Ian Campion
Title: Relationship Manager

Lending Office:
International Corporate Banking

Address for Notices:

AIB BankCentre
Ballsbridge
Dublin 4
Ireland
Attention: Ian Campion
Telecopier: (353) 6682508
Electronic Mail: ian.j.campion@aib.ie

LENDER ADDENDUM
     The undersigned Lender (i) agrees to all of the provisions of the Amended and Restated Credit Agreement, dated as of September 7, 2006 (the “Credit Agreement”), among Fluor Corporation (the “Borrower”), certain Lenders party thereto, BNP Paribas, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd, as Co-Documentation Agents, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.01(a) to the Credit Agreement, as such amount may be adjusted from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Fortis Bank S.A./N.V., Cayman Island Branch

By:	/s/ Catherine Gilbert

Name: Catherine Gilbert
Title: Vice President

By:	/s/ Gary O’Brien

Name: Gary O’Brien
Title: Asst. Mgr. Trade Services

Lending Office: Fortis Bank S.A./N.V., Cayman
Island Branch

Address for Notices:

Two Embarcadero Center, Suite 1330
San Francisco, CA 94111
Attention: Justin March
Telecopier: (415) 283-3013
Electronic Mail: Justin.march@us.fortis.com

LENDER ADDENDUM
     The undersigned Lender (i) agrees to all of the provisions of the Amended and Restated Credit Agreement, dated as of September 7, 2006 (the “Credit Agreement”), among Fluor Corporation (the “Borrower”), certain Lenders party thereto, BNP Paribas, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd, as Co-Documentation Agents, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.01(a) to the Credit Agreement, as such amount may be adjusted from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

CREDIT SUISSE, Cayman Island Branch

By:	/s/ Sarah Wu

Name: Sarah Wu
Title: Director

By:	/s/ Laurence Lapeyre

Name: Laurence Lapeyre
Title: Associate

Lending Office: Credit Suisse, Cayman Island
Branch
Eleven Madison Avenue
New York, NY 10010-3629

Address for Notices:

Credit Suisse, Cayman Islands Branch
One Madison Avenue
New York, NY 10010-3629
Attention: Ed Markowski
Telecopier: (212) 538-6851
Electronic Mail:
Edward.markowski@credit-suisse.com

LENDER ADDENDUM
     The undersigned Lender (i) agrees to all of the provisions of the Amended and Restated Credit Agreement, dated as of September 7, 2006 (the “Credit Agreement”), among Fluor Corporation (the “Borrower”), certain Lenders party thereto, BNP Paribas, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd, as Co-Documentation Agents, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.01(a) to the Credit Agreement, as such amount may be adjusted from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Bank of Nova Scotia

By:	/s/ Chris Osborn

Name: Chris Osborn
Title: Managing Director

Lending Office:

Address for Notices:

580 California St., Suite 2100
San Francisco, CA 94104
Attention: Maarten Van Otterloo
Telecopier: (415) 986-1100
Electronic Mail:
maarty_van_otterloo@scotiacapital.com

LENDER ADDENDUM
     The undersigned Lender (i) agrees to all of the provisions of the Amended and Restated Credit Agreement, dated as of September 7, 2006 (the “Credit Agreement”), among Fluor Corporation (the “Borrower”), certain Lenders party thereto, BNP Paribas, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd, as Co-Documentation Agents, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.01(a) to the Credit Agreement, as such amount may be adjusted from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

HSBC Bank USA, National Association

By:	/s/ Eduardo Abello

Name: Eduardo Abello, Officer #14811
Title: Vice President

Lending Office: HSBC Bank USA, National
Association

Address for Notices:

One HSBC Center, 26th Floor
Buffalo, New York 14203
Attention: Donna Riley
Telecopier: (716) 841-0269
Electronic Mail: donna.l.riley@us.hsbc.com

LENDER ADDENDUM
     The undersigned Lender (i) agrees to all of the provisions of the Amended and Restated Credit Agreement, dated as of September 7, 2006 (the “Credit Agreement”), among Fluor Corporation (the “Borrower”), certain Lenders party thereto, BNP Paribas, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd, as Co-Documentation Agents, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.01(a) to the Credit Agreement, as such amount may be adjusted from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

ARAB BANKING CORPORATION (B.S.C.)

By:	/s/ Robert J. Ivosevich

Name: Robert J. Ivosevich
Title: General Manager

By:	/s/ Rami El-Rifai

Name: Rami El-Rifai
Title: Vice President

Lending Office: New York

Address for Notices:

277 Park Avenue, 32nd Floor
New York, NY 10172-3299
Attention: Rami El-Rifai
Telecopier: (212) 583-0921
Electronic Mail: rami.el-rifai@arabbanking.com